UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant ☐

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⌧	Definitive Proxy Statement
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Argan, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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One Church Street

Suite 201

Rockville, MD 20850

301-315-0027

fax 301-315-0064

www.arganinc.com

May 4, 2022

To Our Stockholders:

You are cordially invited to attend our 2022 Annual Meeting of Stockholders to be held on Tuesday, June 21, 2022, at 11:00 a.m., local time, in Room #104 of the building where our offices are located, One Church Street, Rockville, Maryland 20850. The matters to be acted upon at the meeting are described in detail in the accompanying notice of annual meeting of stockholders and proxy statement.

As allowed by the Securities and Exchange Commission, we are furnishing proxy materials to our stockholders primarily over the Internet again this year. Since its introduction, we believe that this delivery method, referred to as “Notice and Access,” has been successful in providing stockholders with efficient access to proxy materials which has resulted in the accurate and timely tabulation of votes. Use of this method lowers the costs of our annual meeting considerably and significantly reduces the amount of paper used to print proxy materials. On or about May 11, 2022, we will begin to provide our stockholders with a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions for accessing our 2022 Proxy Statement and 2022 Annual Report and for voting online. The Notice also includes instructions for requesting printed paper copies of the proxy materials, including the notice of annual meeting, the proxy statement, the annual report and the proxy card, should you desire to obtain hard copies.

Even if you do not plan to attend the meeting, your vote is important and we encourage you to review our proxy materials and promptly cast your vote. For those stockholders who access the proxy materials over the Internet, we ask that you vote your shares over the Internet as well, by following the instructions that will be provided to you. Alternatively, if you requested or received a printed paper copy of the proxy materials by mail, you may vote your shares over the Internet, or you may sign, date and return the proxy card by mail in the envelope provided. Instructions regarding the two methods of voting are contained in the Notice and the proxy card.

As described in the accompanying 2022 Proxy Statement, our Board of Directors has approved the matters included in the proposals presented there, and believes that they are fair to, and in the best interests of, our stockholders. Thank you for your continued support of Argan, Inc., and I look forward to seeing you on June 21st.

Very truly yours,

/s/ Rainer H. Bosselmann Rainer H. Bosselmann
Chief Executive Officer

Notice of

Annual Meeting of Stockholders

to Be Held on Tuesday, June 21, 2022

Our 2022 Annual Meeting of Stockholders (the “Annual Meeting”) will be held on June 21, 2022, at 11:00 a.m., local time, at One Church Street, Room #104, Rockville, Maryland 20850, for the following purposes:

1.	To elect nine directors to our Board of Directors, each to serve until our 2023 Annual Meeting of Stockholders and until his/her successor has been elected and qualified or until his/her earlier resignation, death or removal;
2.	To hold a non-binding advisory vote on our executive compensation (the “say-on-pay” vote);
3.	To ratify the appointment of Grant Thornton LLP as our independent registered public accountants for the fiscal year ending January 31, 2023; and
4.	To transact any other business that may properly come before the 2022 Annual Meeting of Stockholders or any adjournment or postponement of the meeting.

These items of business are more fully described in the accompanying proxy statement. Only stockholders of record at the close of business on April 27, 2022 are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting.

Your vote is important. Whether or not you plan to attend the Annual Meeting in person, please cast your vote via either the Internet or mail before the Annual Meeting so that your shares will be represented at the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ David H. Watson David H. Watson
Corporate Secretary

Rockville, Maryland

May 4, 2022

Argan, Inc.

Proxy Statement

May 4, 2022

The accompanying proxy is solicited on behalf of the Board of Directors (or the “Board”) of Argan, Inc., a Delaware corporation (referred to herein as “Argan” or the “Company”), for use at the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on June 21, 2022, at 11:00 a.m., local time, One Church Street, Room #104, Rockville, Maryland 20850. This proxy statement for the Annual Meeting (the “Proxy Statement”) and the accompanying proxy card are being made available to stockholders of record on April 27, 2022, starting on or about May 11, 2022. Our Annual Report on Form 10-K for the fiscal year ended January 31, 2022 (the “Annual Report”) accompanies the Proxy Statement. At the Annual Meeting, stockholders will be asked to consider and vote upon the following three matters, and to transact any other business that may properly arise.

1.	The election of nine directors to our Board, each to serve until our 2023 Annual Meeting of Stockholders and until his/her successor has been elected and qualified or until his/her earlier resignation, death or removal;
2.	The non-binding advisory approval of our executive compensation (the “say-on-pay”) vote); and
3.	The ratification of the appointment of Grant Thornton LLP as our independent registered public accountants for the fiscal year ending January 31, 2023 (“Fiscal 2023”).

If a proxy is properly executed and returned to the Company via either the Internet or mail in time for the Annual Meeting and is not revoked prior to the time it is exercised, the shares represented by the proxy will be voted in accordance with the directions specified therein for the matters listed on the proxy card. Unless the proxy specifies that it is to be voted against or is an abstention on a listed matter, proxies will be voted “FOR” the election to our Board of each of the nine nominees identified in Proposal No. 1; “FOR” Proposals No. 2 and No. 3; and otherwise in the discretion of the proxy holders as to any other matter that may be properly brought before the Annual Meeting.

INFORMATION CONCERNING VOTING AND PROXY SOLICITATION

Internet Availability of Proxy Materials

As permitted by rules of the Securities and Exchange Commission (the “SEC”), we are making our proxy materials available to our stockholders primarily via the Internet, rather than by mailing printed copies of these materials to each stockholder. We believe that this electronic delivery method expedites the delivery of proxy materials and the tabulation of votes, lowers the costs of the Annual Meeting and conserves paper.

On or about May 11, 2022, we will begin mailing to each stockholder (other than those who previously requested electronic delivery of all materials or previously elected to receive a paper copy of the proxy materials) a Notice of Internet Availability of Proxy Materials (the “Notice”). The Notice includes instructions for stockholders to follow in accessing and reviewing the proxy materials on the Internet, including the Proxy Statement and the Annual Report, and for accessing an electronic proxy card to vote on the Internet. The Notice also contains instructions for stockholders to follow for requesting paper copies of the proxy materials. Even if you receive a Notice by mail, you will not receive printed copies of the proxy materials unless you request that they be mailed to you. If you receive a Notice by mail and would like to obtain printed copies of our proxy materials, please follow the corresponding instructions for requesting them that are included in the Notice.

If the shares you own are held in “street name” by a banking or brokerage firm, that firm should provide you with a Notice. Please follow the instructions on that Notice to access our proxy materials and to vote online, or to request paper copies of our proxy materials. If you receive our proxy materials in paper form, the materials should include a voting card that you should use to instruct your broker, bank or other holder of record how to vote your shares.

Voting

Each stockholder is entitled to one vote for each share of common stock of Argan (the “Common Stock”) that the stockholder owns as of April 27, 2022 with respect to all matters presented at the Annual Meeting. Stockholders do not have the right to cumulate their votes for the election of directors.

Record Date

Only stockholders of record at the close of business (5:00 p.m. EDT) on April 27, 2022 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof. For information regarding holders of more than 5% of the outstanding Common Stock, see the “Principal Stockholders” chart included herein.

Outstanding Shares

At the close of business on the Record Date, April 27, 2022, there were 14,849,763 shares of Common Stock outstanding. The closing price of our Common Stock on the Record Date, as reported by the New York Stock Exchange (“NYSE”), was $36.48 per share.

List of Stockholders

A list of the Company’s registered stockholders as of the Record Date will be available for inspection at the Company’s corporate headquarters, located at One Church Street, Suite 201, Rockville, Maryland 20850, during normal business hours during the ten-day period immediately prior to the Annual Meeting.

Quorum; Effect of Abstentions and “Broker Non-Votes”

A majority of the outstanding shares of Common Stock on the Record Date that are owed by stockholders in attendance at the Annual Meeting or that are represented by proxy will constitute a quorum for the transaction of business at the Annual Meeting. Stockholders may indicate on their proxy cards that they wish to abstain from voting, including broker firms holding customer shares of record that cause abstentions to be recorded. Shares represented by the abstaining parties will be considered present and entitled to vote at the Annual Meeting. These shares will count toward determining whether or not a quorum is present. However, these shares will not be counted in determining the outcome of any of the proposals.

If a beneficial owner of shares that are held by a broker does not provide a proxy to the broker with voting selections, the broker has authority under rules of the NYSE to vote such shares for or against “routine” matters, such as the ratification of Grant Thornton LLP as our independent registered public accountants. If brokers vote shares that are not voted by their beneficial owner customers for or against “routine” proposals, these shares are counted for the purpose of determining the outcome of such “routine” proposals. Brokers cannot vote such shares on behalf of their customers on “non-routine” proposals.

“Broker non-votes” occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (1) the broker holding shares in street name for the beneficial owner thereof does not receive voting instructions from the beneficial owner, and (2) the broker lacks discretionary authority to vote the shares. Banks and brokers cannot vote on behalf of beneficial owners on “non-routine” proposals without appropriate voting instructions and discretionary authority. Therefore, broker non-votes are not counted for the purpose of determining whether stockholders have approved non-routine matters.

The rules of the NYSE do not grant discretionary authority to brokers to vote on the election of directors or on any proposal to approve the compensation of named executive officers. Therefore, if you hold your shares of Common Stock in street name and do not provide voting instructions to your broker, your shares will not be voted on these matters.

We urge you to promptly provide voting instructions to your broker to ensure that your shares are voted in these matters. Please follow the guidance set forth in the Notice provided by your bank or broker for instructing them on how to vote your shares.

Voting Rights; Required Vote

The effects of broker non-votes and abstentions (i.e. if you or your broker mark “ABSTAIN” on a proxy card) on the tabulation of votes for each proposal are described below. Holders of Common Stock are entitled to one vote for each share held as of the Record Date.

The votes required to approve each proposal are as follows:

●	Election of Directors. Directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote in the election of directors which is considered a “non-routine” matter. Abstentions and broker non-votes will not be counted in determining the number of votes that any director receives.
●	The Say-on-Pay Vote. As this matter is considered “non-routine,” approval of the say-on-pay proposal requires the affirmative votes by holders of at least a majority of the shares of Common Stock who attend the Annual Meeting in person or are represented at the Annual Meeting by authorized proxy. Abstentions will have the effects of votes against this proposal. Broker non-votes will not be taken into account in determining the outcome of the vote on this proposal.
●	Ratification of Accountants. Approval of this proposal, which is considered to be “routine,” requires the affirmative vote by holders of at least a majority of the shares of Common Stock who attend the Annual Meeting in person, or are represented at the Annual Meeting by proxy. Brokers and banks that do not receive voting instructions from their beneficial owners but that do have discretionary authority to votes such shares, may vote the shares on this matter. Abstentions will have the effect of a vote against this proposal for the same reason as explained in the previous paragraph.

Proxies solicited by our Board of Directors will be voted in accordance with the directions given therein. Unless so revoked, the shares represented by such proxies will be voted at the Annual Meeting and all adjournments thereof. Where no instructions are indicated, proxies so received will be voted in accordance with the recommendations of the Board of Directors with respect to the proposals described herein.

Votes cast by proxy or in person at the meeting will be tabulated by the inspector of elections appointed for the Annual Meeting and will be counted as present for purposes of determining whether a quorum is present. The inspector of elections will treat broker non-votes as present and entitled to vote for purposes of determining whether a quorum is present.

Our currently serving Named Executive Officers (see the “Executive Compensation Discussion and Analysis” section in this Proxy Statement) and the members of our Board of Directors will vote the shares of Common Stock beneficially owned or controlled by them (representing approximately 4.5% of the shares of Common Stock issued and outstanding as of January 31, 2022, excluding the number of shares relating to stock options deemed exercisable) “FOR” the election to our Board of each of the nine nominees identified in Proposal No. 1; in favor of Proposals No. 2 and No. 3. Otherwise, they will vote using their discretion.

Voting of Proxies

If you complete and return a proxy pursuant to the appropriate instructions, it will be voted in accordance with the specifications made on the proxy card. If no specification is made on a submitted proxy, the shares represented by the proxy will be voted “FOR” the election to the Board of Directors of each of the nine nominees named on the proxy card; “FOR” Proposals No. 2 and No. 3; and otherwise at the discretion of the proxy holders for any other matter that may be properly brought before the Annual Meeting. If you attend the Annual Meeting, you may also vote in person, and any previously submitted votes will be superseded by the vote you cast in person at the Annual Meeting.

Adjournment of Meeting

If a quorum is not present to transact business at the Annual Meeting or if we do not receive sufficient votes in favor of the proposals by the date of the Annual Meeting, the persons named as proxies may propose one or more adjournments of the meeting to permit solicitation of proxies. Any adjournment would require the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting.

Expenses of Soliciting Proxies

We will ask that brokers, custodians, nominees and other record holders of our Common Stock provide a Notice to each person for whom they hold shares, make available or mail copies of the proxy cards and other soliciting materials to each such person and request authority for the exercise of proxies. We may reimburse brokers, nominees and other fiduciaries for their reasonable expenses in providing proxy materials to beneficial owners. The other expenses of solicitation, including the costs of printing and mailing proxy materials, will be paid by us. We and/or our agents may solicit proxies by mail, telephone, telegraph, facsimile, e-mail or in person. We do intend to use the proxy solicitation services of MacKenzie Partners, Inc. at an estimated cost to us of $18,500 plus out-of-pocket expenses.

Revocability of Proxies

Any person submitting a proxy via the Internet, telephone or mail has the power to revoke it at any time before it is voted. A proxy may be revoked by submitting a properly completed proxy with a later date, by delivering a written notice of revocation to Continental Stock Transfer & Trust Company (our stock transfer agent) at 1 State Street, New York, New York 10004 or to the Corporate Secretary at Argan, Inc., One Church Street, Suite 201, Rockville, Maryland 20850, or by attending the Annual Meeting and voting in person.

The mere presence at the Annual Meeting of a stockholder who has previously appointed a proxy will not revoke the appointment. Please note, however, that if shares owed by a stockholder are held of record by a broker, bank or other nominee and that stockholder wishes to vote in person at the meeting, the stockholder must bring to the Annual Meeting a letter from the holder of record confirming the stockholder’s beneficial ownership of the Common Stock and providing the stockholder with a proxy to vote the shares at the Annual Meeting.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The members of our Board of Directors are elected annually and hold office until the next annual meeting of stockholders and until their successors have been elected and shall have been qualified. Vacancies and newly-created directorships resulting from any increase in the number of authorized directors may be filled by a majority vote of the directors then in office.

At the Annual Meeting, our stockholders are being asked to elect nine individuals to our Board of Directors, all of whom currently serve in that capacity. Unless a stockholder withholds authority, the holders of proxies representing shares of Common Stock will vote “FOR” the election of each of the nominees listed below.

Proxies cannot be voted for a greater number of persons than the number of nominees named. If any nominee for any reason is unable to serve or for good cause will not serve, the proxies may be voted for such substitute nominee as the proxy holder may determine. We are not aware of any nominee who will be unable to or for good cause will not serve as a member of our Board of Directors.

Directors/Nominees

The names of the nominees, their ages as of April 30, 2022, and certain other information about them are set forth below:

Name	Age	Position
Rainer H. Bosselmann	79	Chairman of the Board
Cynthia A. Flanders	67	Director
Peter W. Getsinger	70	Director
William F. Griffin, Jr.	67	Director
John R. Jeffrey, Jr.	68	Director
Mano S. Koilpillai	61	Director
William F. Leimkuhler	70	Director
W.G. Champion Mitchell	75	Director
James W. Quinn	64	Director

Rainer H. Bosselmann. Mr. Bosselmann has been a director and Chairman of the Board of Directors of the Company since May 2003 and our Chief Executive Officer (our “CEO”) since October 2003. Mr. Bosselmann was a director and Vice Chairman of the Board from January 2003 to May 2003. Mr. Bosselmann was chairman of the board, chief executive officer and a director of Arguss Communications, Inc. (“Arguss”), a telecommunications infrastructure company listed on the NYSE, from 1996 through 2002 and president of Arguss from 1997 through 2002. Mr. Bosselmann served as a director of The Roberts Company, formerly a privately owned firm, from 2008 until December 2015 when it was acquired by us.

Mr. Bosselmann’s experience positions him to share his extensive knowledge of the Company with the Board during its deliberations, including its history and development, and to provide critical continuity. As chief executive officer of Arguss and then the Company, he has developed substantial expertise in managing public companies with diverse and remotely-located business operations, and in identifying, executing and integrating acquisitions. He possesses the leadership skills that are important to the Board of Directors and the Company.

Cynthia A. Flanders. Ms. Flanders has been a member of our Board of Directors since April 2009 and was our chief financial officer during the calendar year 2015. During the year ended January 31, 2019, the Board membership of Ms. Flanders was restored to “independent” pursuant to the requirements of the NYSE. Ms. Flanders currently serves as a member of the board of directors of Forbright Bank (formerly known as Congressional Bank), a full service, privately-held bank in Chevy Chase, Maryland. Since October 2013, she has served as a senior advisor for Verit Advisors LLC, an independent investment bank advisory firm that specializes in ESOPs and other ownership transitions.

From 1975 through 2009, Ms. Flanders held a series of positions of increasing responsibility with Bank of America and its predecessor organizations (the “Bank”). Ultimately, she served as the Global Commercial Banking Executive for the Bank’s Mid-Atlantic region overseeing eight commercial banking markets and over 80 client teams delivering a full array of financial services to over 6,000 small, middle market and micro-cap clients in the region.

With her long banking and management career, Ms. Flanders brings to the Board her considerable experience in executive management and strategic planning, as well as expertise in financial analysis, capital structuring and due diligence investigations. Her many years of lending to businesses in the Mid-Atlantic region of the United States have provided her with a unique understanding of our business and the construction industry. In addition, she represents an important resource for consultation regarding commercial banking matters.

Peter W. Getsinger. Mr. Getsinger has been a member of our Board of Directors since his appointment in November 2014. Mr. Getsinger retired in 2018 from Nexstar Capital Partners LLC (a SEC registered firm), a firm that he founded in 2004 as an alternative investment management firm focused on investing in emerging markets with a primary concentration in Latin America, where he was managing partner and chief investment officer. The firm received its initial investment capital from the Griswold family, formerly the controlling shareholders of the Alex Brown investment banking firm of Baltimore. In 2005, his firm acquired an ownership interest in Electro Dunas S.A. (“Dunas,” an electricity distributor servicing the southwest of Peru and one of four privatized distribution companies in that country). Mr. Getsinger served as a board member of Dunas until 2016. From 2012 to 2014, he was chairman of its board of directors.

Prior to forming Nexstar, Mr. Getsinger was head of global investment banking for Latin America at Deutsche Bank. He held the same role at Bankers Trust Company in addition to running the global project finance business. He previously served as the senior vice president and head of fixed income sales for the United Kingdom, continental Europe, and the Middle East at Lehman Brothers. Mr. Getsinger is also a former director and owner of GPU Argentina Holdings, Inc.

Mr. Getsinger brings a significant amount of business experience to our Board along with deep financial and diverse banking expertise. Because of his experience with Dunas, he provides additional power industry knowledge. Mr. Getsinger has a strong background in international markets and his leadership in providing global investment banking services is valuable to us in matters relating to strategic planning and potential overseas expansion.

William F. Griffin, Jr. Mr. Griffin was appointed to the Board of Directors in April 2012. He is a co-founder of Gemma Power Systems, LLC (“Gemma”) which was acquired by Argan in December 2006 along with its affiliated companies. Mr. Griffin is a veteran of power plant construction with over 39 years of related experience. He now holds the position of Non-Executive Chairman of Gemma. Mr. Griffin served as Vice Chairman of Gemma from November 2007 to November 2019 and as Chief Executive Officer of Gemma from September 2008 to November 2019. From September 2008 to January 2009 and from November 2017 to July 2018, he was also President of Gemma. Under Mr. Griffin’s leadership, Gemma grew to become one of the nation’s leading providers of engineering, procurement and construction services to the power generation market. Over the past two years, Mr. Griifin has evolved into an important leadership mentor for the new heads of both Gemma and our overseas energy project construction firm, Atlantic Projects Company Limited (“APC”).

Mr. Griffin has significant senior executive experience in the energy-related construction sector. Based on his long length of service as the leader of our most important operating company, Mr. Griffin contributes an in-depth understanding of our business that may not be easily attainable by an outside member of our Board. Based on the extent of his experience, the Board of Directors benefits from Mr. Griffin making important contributions to its decision making regarding our strategic direction, our commitment to certain business development efforts, the identification of future construction project opportunities and project execution.

John R. Jeffrey, Jr. Mr. Jeffrey has been a member of our Board of Directors since June 2017. Mr. Jeffrey accumulated 40 years of experience with Deloitte & Touche LLP (“Deloitte”), which included 30 years as a partner serving several of Deloitte’s largest audit clients, before retiring in 2017. Mr. Jeffrey was Managing Partner of Deloitte’s Global Japanese Services Group from 2003 to 2015. Mr. Jeffrey was a member of Deloitte’s United States Chairman and CEO Nominating Committee in 2010. Currently, Mr. Jeffrey serves as a board member for two non-profit entities based in New York offering educational and enrichment programs dedicated to improving the education of children. In 2021. Mr. Jeffrey joined Clearview Media Acquisition Group, a media investment entity, as a member of its Board of Directors.

Mr. Jeffrey provides our Board with significant expertise in the areas of public accounting, risk management, mergers and acquisitions, and related regulatory matters, which he developed over a long career with Deloitte, a leading public accounting firm. He brings to the Board viable experience with operational and governance issues faced by complex organizations, including extensive international expertise. Mr. Jeffrey also brings to our Board valuable experience in dealing with long-term construction projects. Mr. Jeffrey is a certified public accountant with an active license.

Mano S. Koilpillai. Ms. Koilpillai was appointed to our Board of Directors in September 2019. Ms. Koilpillai has over 30 years of experience with Fortune 50 and private associations and corporations, including non-profit, international, consulting and government entities. In October 2020, she began service as the chief financial officer of The Rural Broadband Association, which represents community-based telecommunications companies bringing robust, high-quality broadband access to rural and small-town America. Ms. Koilpillai is the founder of Dynamic Consulting and Accounting, LLC, and served as president and chief executive officer from September 2014 to October 2020. Additionally, from September 2012 until August 2014, she served as chief financial officer for Defenders of Wildlife, a non-profit organization. Previously, she also held positions with the National Women’s Law Center, the Internet Society and the Washington Scholarship Fund.

With her experience as a senior level financial executive with organizations of various sizes, complexity and industries, Ms. Koilpillai provides the Board with insights into the requirements for building high-performing finance teams and for maintaining optimum IT organization structures. She also provides the Board with good counsel regarding the implementation of process improvements, the mitigation of fraud risks and the installation of financial systems. Ms. Koilpillai is a certified public accountant

William F. Leimkuhler. Mr. Leimkuhler has been a member of our Board of Directors since June 2007. Currently, Mr. Leimkuhler serves as a senior vice president of Mutualink, Inc. (“Mutualink”), a privately owned provider of communications interoperability solutions for public safety and critical infrastructure. From November 2017 to January 31, 2021, Mr. Leimkuhler served as the chief financial officer of Mutualink. He has been the general counsel to Paice Corporation, a privately held developer of hybrid electric powertrains, since 1999. He also advises a number of technology-based companies on business, financial and legal matters.

From 1994 through 1999, he held various positions with Allen & Company LLC (“Allen”), a New York investment banking firm, initially serving as the firm’s general counsel. From 2012 to September 2019, Mr. Leimkuhler was a member of the board of directors of Northern Power Systems Corp. (TSX: NPS), which designed, manufactured and serviced wind turbines. He served as chairman of the board from December 2013. He also served on the audit and compensation committees of this board. Mr. Leimkuhler is also the lead director of U.S. Neurosurgical, Inc. (OTCBB: USNU), which operates, and holds interests in, radiological treatment facilities.

The experience that Mr. Leimkuhler has developed as a legal executive with an investment banking firm, a securities law firm partner and a board and associated committee member for public companies makes him a valuable member of our Board. He is a respected source of legal guidance to the members of the executive management team and the members of our Board of Directors and provides special insight to them on matters relating to financial reporting and corporate governance requirements.

W.G. Champion Mitchell. Mr. Mitchell has been a member of our Board of Directors since October 2003. From January 2003 until March 2008, Mr. Mitchell was chairman of the board and chief executive officer of Network Solutions, Inc. which was engaged in the creation, marketing and management of digital identity and web presence products. Mr. Mitchell currently serves as a director of two privately-held companies, Direct Brands, Inc. and The 41st Parameter, Inc. He is also a member of the board of governors for RTI International, a leading independent, nonprofit research and development organization, and for the University of North Carolina system that controls all state-owned universities and operates the largest hospital system in the state.

Mr. Mitchell possesses business leadership skills which were honed as a former chief executive officer for a series of companies. This background makes him a valuable source of advice and consultation for the management team and the other members of the Board as we address the contemporary issues facing public companies today. His many years of experience as a corporate executive and his length of service on our Board provide him with a unique capability to assess the needs of the Board and to evaluate the value of potential Board members, with substantial insight into management, operational and financial matters, and with knowledge of market conditions and trends.

James W. Quinn. Mr. Quinn has been a member of our Board of Directors since May 2003. Mr. Quinn is currently a managing director of Allen. Since 1982, Mr. Quinn has served in various capacities at Allen and its affiliates, including head of the Corporate Syndicate Department and chief financial officer for approximately ten years. Mr. Quinn served as a director of Arguss from 1999 through 2002. He also serves as a director on the boards of several privately held companies in connection with Allen’s investment in the companies and of several charitable organizations.

Mr. Quinn’s experience with financial and investment banking matters at Allen and his terms of service on the boards of the Company and Arguss make him a valued member of our Board and well-qualified to be the Board’s lead independent director and chair of the Board’s Compensation Committee. His many years of experience allow him to counsel the Board on matters such as executive compensation, mergers and acquisitions, capital structure, financings and strategic planning and to provide insightful views on public company reporting matters and general business trends.

Composition of Board of Directors

The number of directors which shall constitute the whole Board of Directors shall be not less than four or more than ten. The nine current directors will stand for re-election at the Annual Meeting as described in this Proxy Statement.

Director Attendance at the Annual Meeting

All of our directors attended last year’s annual meeting in person or by teleconference, and we expect that all nine of the nominated directors will attend this year’s Annual Meeting in person or by teleconference.

Board of Directors Meetings and Committees

During the fiscal year ended January 31, 2022 (“Fiscal 2022”), the Board of Directors met four times and acted twice by unanimous written consent. All current Board members were present for the full Board and Committee meetings held during the year or participated by telephone conference.

Currently, the Board has four standing committees: the Executive Committee, the Audit Committee, the Compensation Committee, and the Nominating/Corporate Governance Committee. The Board also established the Environmental, Social and Governance (“ESG”) Steering Subcommittee, which is a subcommittee of the Nominating/Corporate Governance Committee. The functions of each of these committees and their members are specified below. The Audit Committee, the Compensation Committee and the Nominating/Corporate Governance Committee each operate under written charters which were updated and affirmed by the Board in June 2021, in order to meet the requirements of the NYSE Listed Company Manual. These charters, as well as the written charter for the ESG Steering Subcommittee and the Board’s Governance Guidelines, are available on our website at www.arganinc.com.

The current members of the four standing committees and the recently created ESG Steering Subcommittee are identified in the following table.

Director	Audit Committee	Compensation Committee	Nominating/ Corporate Governance Committee	ESG Steering Subcommittee	Executive Committee
Rainer H. Bosselmann					Chairman
Cynthia A. Flanders	Member	Member
Peter W. Getsinger	Member			Member
John R. Jeffrey, Jr.	Chairman		Member
Mano S. Koilpillai			Member	Chairwoman
William F. Leimkuhler		Member		Member
W.G. Champion Mitchell			Chairman		Member
James W. Quinn		Chairman	Member		Member

The Board has determined that the following members of the Board are currently independent directors, as such term is defined in Section 303A of the NYSE Listed Company Manual:  Messrs. Jeffrey, Getsinger, Leimkuhler, Mitchell and Quinn; Ms. Flanders and Ms. Koilpillai. The independent directors meet from time to time in executive session without the other members.

Executive Committee. This committee is authorized to exercise the general powers of the Board in managing the business and affairs of the Company between meetings. The Executive Committee met once by teleconference during Fiscal 2022 with the full participation of its members.

Audit Committee. During Fiscal 2022, the Audit Committee met six times by telephone conference. All elected members participated in each one of these meetings. The members of the Audit Committee are all independent directors under applicable SEC and stock exchange rules. In addition, the Board of Directors has determined that at least one of the independent directors serving on the Audit Committee, Mr. Jeffrey, is an audit committee financial expert, as that term has been defined by Item 407 of the SEC’s Regulation S-K.

The original written charter of the Audit Committee was adopted in October 2003. As indicated above, the charter was most recently updated and approved by the Board in June 2021. The Audit Committee assists the full Board of Directors in its oversight responsibilities relating to the integrity of our published consolidated financial statements, our financial disclosure controls and our system of internal control over financial reporting. This group considers and approves the selection of, and approves the fee arrangements with, our independent registered public accountants.

The Audit Committee meets with members of management and representatives of our independent registered public accounting firm in order to review the overall plan for the annual independent audits including the scope of audit testing and any other factors that may impact the effectiveness of the audits. The Audit Committee discusses with management and the auditors our major financial and operating risks, the steps that management has taken to monitor and manage such exposures, the results of the quarterly reviews and annual audits and any other matters required to be communicated to the Audit Committee pursuant to the standards of the Public Company Accounting Oversight Board (United States). At the end of each of the first three quarters and subsequent to year-end, the members of the Audit Committee meet with management and the independent auditors to review the adequacy and accuracy of the information included in the applicable SEC filing, including the disclosures made in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of each filing.

The Audit Committee also meets with representatives of our internal auditing firm in order to review the scope of its annual audit plan and the results of its testing including the identification of any significant deficiencies or material weaknesses in the system of internal control over financial reporting and the discovery of any fraud regardless of materiality. The Committee oversees and periodically review the Company’s cybersecurity and related policies, controls and effectiveness assessments. In addition, the committee maintains our procedures covering the receipt, retention and treatment of complaints we receive regarding accounting, internal controls or auditing matters, and the confidential or anonymous submissions by employees expressing concerns regarding questionable accounting or auditing practices.

Compensation Committee. Each year, the Compensation Committee performs comprehensive stockholder outreach efforts. The overall purpose of this outreach is to improve our understanding of the perspectives that our stockholders have with respect to our compensation practices, and to evaluate and to address any concerns or feedback we receive, as described further in the “Executive Compensation Discussion and Analysis” section below. Meetings are held primarily to determine the elements of cash compensation for our executive officers, including cash bonus and incentive awards, and to develop recommendations for the consideration of the Board of Directors  regarding the award of options to purchase shares of our Common Stock and restricted stock units.

During Fiscal 2022, the members of the Compensation Committee formally met two times by telephone conference. All members participated in these meetings. At the meetings, the committee members evaluated the performance of the Company for the fiscal year ended January 31, 2021 (“Fiscal 2021”) and the performance of each officer considered a “Named Executive Officer” and other key employees for Fiscal 2021. Based on the evaluations, the Compensation Committee approved the cash bonus and incentive cash awards for the Named Executive Officers in the amounts discussed in our 2021 Proxy Statement, approved the bonus pool amounts for Argan and each of the subsidiaries related to Fiscal 2021, and approved deferred compensation awards for senior management and other key employees at Gemma (awards exclude Messrs. Griffin, Collins and Trebilcock). At the meeting of the Board of Directors held in April 2021, the independent members approved the awards of stock options and restricted stock units to Named Executive Officers and other key employees.

Subsequent to the end of Fiscal 2022, the members of the Compensation Committee met three times to consider consolidated operating results for Fiscal 2022 and to understand the performance of each individual subsidiary operation for the year. As a result, the committee members 1) approved cash bonus pool amounts related to Fiscal 2022 for Gemma and the other companies comprising the Company’s consolidated group, 2) approved deferred compensation awards for certain senior management members and other key employees of Gemma (which did not include any award amounts for Messrs Griffin, Collins and Trebilcock), 3) approved the cash bonus and incentive cash awards described in the following paragraph for the Named Executive Officers in the amounts disclosed for Fiscal 2022 in the “Summary Compensation Table” included below, and 4) developed its recommendations for the stock awards that were approved by the independent members of the full Board of Directors in April 2022.

The members of the Compensation Committee reviewed and approved the incentive compensation calculations for Fiscal 2022 that were made pursuant to the performance criteria established for both the CEO and the President of Gemma in their employment agreements which resulted in the payment of cash incentive compensation of $816,000 to each.

The review by the committee of the consolidated Company’s performance for Fiscal 2022 and of individual performance and achievements during the year also resulted in the payment of cash bonuses to Mr. Bosselmann, our CEO, and Mr. David H. Watson, our Chief Financial Officer (our “CFO”), in the amounts of $225,000 and $250,000, respectively.

Based on recommendations received from the Compensation Committee, the independent members of the Board of Directors approved  1) awards to Mr. Bosselmann of Time-Based Restricted Stock Units (TRSUs”) and Performance-Based Restricted Stock Units (“PRSUs”) covering 12,500 shares of Common Stock and up to 25,000 shares of Common Stock, respectively, 2) awards to Mr. Watson of TRSUs and PRSUs covering 10,000 shares of Common Stock and up to 20,000 shares of Common Stock, respectively, 3) awards to Mr. Collins of TRSUs and PRSUs covering 10,000 shares of Common Stock and up to 2,000 shares of Common Stock, respectively, and 4) an award of TRSUs to Mr. Griffin covering 12,500 shares of Common Stock.

The Board of Directors also approved the award of Renewable Performance-Based Restricted Stock Units (“RRSUs”) to Mr. Collins covering 7,500 shares of Common Stock.

Descriptions of each type of restricted stock unit award identified above are included in the “Executive Compensation Discussion and Analysis” section of this 2022 Proxy Statement.

Finally, the independent members of the Board of Directors approved the awards to Mr. Bosselmann, Mr. Watson and Mr. Collins of non-qualified stock options (all with three-year vesting plans) to purchase 12,500 shares, 10,000 shares and 5,000 shares of our Common Stock, respectively, as recommended by the Compensation Committee.

The written charter for the Compensation Committee, which was originally adopted in April 2004, was most recently reviewed and affirmed in June 2021. This committee is responsible for implementing and reviewing executive compensation plans, policies and programs in an effort to ensure the attraction and retention of executive officers in a reasonable and cost-effective manner, to motivate their performance in the achievement of our business objectives and to align the interests of executive officers with the long-term interests of our stockholders. To that end, it is the responsibility of the committee to develop and approve, periodically, a general compensation plan and salary structure for our executive officers that also considers business and financial objectives, industry and market pay practices and/or such other information as may be deemed appropriate.

It is the responsibility of the Compensation Committee to review and approve the cash compensation (salary, bonus, and other incentive payments) of our CEO and the other Named Executive Officers, and to review and approve perquisites offered to our Named Executive Officers. The Compensation Committee shall also review and approve corporate goals and objectives relevant to the compensation of our Named Executive Officers, evaluate performance in light of the goals and objectives, and review and approve all employment, retention and severance agreements for our Named Executive Officers. As noted above, the Compensation Committee also makes recommendations to the Board of Directors regarding equity-based awards to the Named Executive Officers.

The Compensation Committee acts on behalf of the Board of Directors in administering compensation plans approved by the Board and/or the stockholders, including the new Argan, Inc. 2020 Stock Plan (the “2020 Plan”), in a manner consistent with the terms of such plans; reviews and makes recommendations to the Board of Directors with respect to new compensation, incentive and equity-based plans; and reviews and makes recommendations to the Board on changes in major benefit programs for our Named Executive Officers. The Compensation Committee also reviews the management succession program for the CEO and selected other executive officers.

The members of the Compensation Committee are independent directors under the applicable rules of the NYSE. No current member of the Compensation Committee has ever been an officer or employee of the Company except Ms. Flanders who served as our chief financial officer during calendar 2015 (during 2019, the Board member status of Ms. Flanders was restored to “independent” pursuant to the requirements of the NYSE).

Nominating/Corporate Governance Committee. The Board understands that, increasingly, investors are making investment decisions pursuant to a strategy which considers both financial return and the commitment to favored social/environmental initiatives. As such, in April 2020, the full Board formed the new ESG Steering Subcommittee of the Nominating/Corporate Governance Committee that is described below.

The initial written charter of the committee now known as the Nominating/Corporate Governance Committee was adopted in April 2004, and was most recently reviewed and affirmed in June 2021. Pursuant to its expanded duties and responsibilities, this committee provides oversight of our corporate governance affairs, including the consideration of risks, and assesses the full Board’s performance annually in accordance with procedures established by it. This committee has been primarily responsible for identifying individuals qualified to become members of our Board of Directors, and for recommending the persons to be nominated by the Board for election as directors at the annual meeting of stockholders and the persons to be chosen by the Board of Directors to fill any vacancies on the Board that may arise.

In its evaluations, the Nominating/Corporate Governance Committee considers the gender and ethnic diversity of the Board of Directors and uses certain other selection criteria as a guide in its selection process. Such selection criteria include the following: (i) nominees should have a reputation for integrity, honesty and adherence to high ethical standards; (ii) nominees should have demonstrated business acumen, experience and ability to exercise sound judgments in matters that relate to our current and long-term business objectives and should be willing and able to contribute positively to our decision-making process; (iii) nominees should have a commitment to understand the Company and its industry and to attend regularly and to participate meaningfully in meetings of the Board of Directors and its committees; (iv) nominees should have the willingness and ability to understand the sometimes conflicting interests of our various constituencies, which include stockholders, employees, customers, governmental units, creditors and the general public, and to act in the interests of all stockholders; and (v) nominees should not have, or appear to have, a conflict of interest that would impair the nominee’s ability to represent the interests of all of our stockholders and to fulfill the responsibilities of a director. Nominees shall not be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability or any other basis proscribed by law.

The Nominating/Corporate Governance Committee is also responsible for reviewing the requisite skills and criteria for new members of the Board of Directors as well as the composition of the Board as a whole. The Board of Directors believes that its membership should include individuals representing a diverse range of experience that gives the Board both depth and breadth in the mix of its skills. To that end, the Board endeavors to include in its overall composition a variety of targeted skills that complement one another rather than requiring each director to possess the same skills, perspective and interests.

Accordingly, this committee and the entire Board of Directors considers the qualifications of directors and director nominees individually and also in the broader context of the Board’s overall composition and the Company’s current and future needs. We will consider nominees for the Board who are recommended by stockholders. Nominations by stockholders must be in writing, must include the full name of the proposed nominee, a brief description of the proposed nominee’s business experience for at least the previous five years, and a representation that the nominating stockholder is a beneficial or record owner of our Common Stock. Any such submission must also be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. The Nominating/Corporate Governance Committee will review the qualifications and backgrounds of all directors and nominees (without regard to whether a nominee has been recommended by a stockholder), as well as the overall composition of the Board. Nominations must be delivered to this committee’s attention at our headquarters address.

Environmental, Social and Governance Steering Subcommittee. The Board appointed Mr. Getsinger, Mr. Leimkuhler and Ms. Koilpillai, as chairwoman, to the ESG Steering Committee and tasked the subcommittee with formalizing the Company’s approach to understanding and responding to the environmental, social and governance concerns of the Company’s stockholders, with a focus on management’s practices and whether they encourage sustainability and community improvement. The charter of the ESG Steering Subcommittee, which was approved by the full Board in September 2020, formalizes its requirement to assist the Company’s senior management in: (a) setting the Company’s general strategy relating to ESG matters, as well as developing, implementing, and monitoring initiatives and policies for the Company based on that strategy; (b) overseeing communications with employees, investors, and other of the Company’s stakeholders with respect to ESG matters; and (c) monitoring and anticipating developments relating to, and improving management’s understanding of, ESG matters.

The ESG Steering Subcommittee holds periodic meetings throughout the year and its reporting to the entire Board of Directors has become a standing Board meeting agenda item since June 2020.

A summary of our ESG accomplishments in various areas over the past three years is presented in Item 1, Business, of our Form 10-K for the year ended January 31, 2022. It is relevant to note that a significant amount of effort was spent by senior and project management to ensure the safety of the Company’s employees during the COVID-19 pandemic while the Company continued to satisfy its customer obligations. While pro-active efforts varied depending on the particular job or office location, and other factors including the severity of the outbreak, the Company implemented a number of different safety measures, including COVID-19 testing onsite at a major job site, remote work, staggered shifts in various offices, contract tracing and quarantines.

We are also encouraged to report that for Fiscal 2022 and Fiscal 2021, the amounts of revenues earned by us and associated with renewable energy projects were 13.4% and 10.8% of corresponding revenues for the power industry services segment. Assuming minimal supply chain disruptions, we expect that revenues associated with the performance of renewable energy projects will become a more meaningful portion of our segment and consolidated revenues over the coming years.

Board Leadership and Risk Oversight

Mr. Bosselmann, our CEO, also serves as the Chairman of our Board of Directors. Mr. Griffin is also a member of management. Seven of the nine members of the Board, Messrs. Getsinger, Jeffrey, Leimkuhler, Mitchell, Quinn; Ms. Flanders and Ms. Koilpillai, are considered to be independent based on the Board’s consideration of our independence standards and the applicable independence standards of the NYSE as set forth in Section 303A.02(a)(ii) of the NYSE Listed Company Manual. The Board believes that its current leadership structure provides independent Board leadership and engagement while also deriving the benefit of having our CEO serve as Chairman of the Board. The Board has determined that Mr. Bosselmann, the individual with primary responsibility for managing the Company’s day-to-day operations, is best positioned to chair regular Board meetings and to lead and to facilitate discussions of key business and strategic issues.

The Board periodically reviews the structure of the Board of Directors. Our bylaws currently provide that the Company’s CEO shall preside at all meetings of the Board of Directors. The Board could amend that bylaw, but it believes that we have best corporate practices in place to ensure that the Company maintains a strong and independent Board, the highest standards of corporate governance and the continued accountability of our CEO to the Board. This structure is evidenced by the composition of the current Board of Directors and the membership of its Audit, Compensation and Nominating/Corporate Governance Committees.

All of the members of these three committees are independent directors. Consequently, independent directors directly oversee critical matters such as the remuneration policy for executive officers; succession planning; corporate governance guidelines, policies and practices, the director nomination process; our corporate finance strategies and initiatives; and the integrity of our consolidated financial statements and internal control over financial reporting.

Mr. Quinn has been designated by the Board of Directors as the lead independent director. As the primary liaison between the Chairman of the Board and the independent directors, his documented duties and responsibilities include (1) approving Board meeting schedules and agendas; (2) approving the type of information provided to the directors in connection with each meeting of the Board; (3) presiding over all meetings of the Board at which the Chairman of the Board is not present, including executive sessions of the independent directors; (4) providing feedback to the Chairman of the Board on issues considered at such meetings; (5) calling meetings of the independent directors when deemed necessary and appropriate; and (6) performing such other duties as the Board of Directors from time to time may determine.

One of the Board’s key responsibilities is the oversight of our assessment and management of risks that may adversely impact the Company. The standing Audit, Compensation and Nominating/Corporate Governance Committees address risks in their respective areas of oversight. Consequently, the Board monitors the design and effectiveness of our system of internal controls over financial reporting, the effectiveness of our corporate codes of conduct and ethics, including whether they are successful in preventing wrongful conduct, and risks associated with the independence of its members, potential conflicts of interest and succession planning.

Our Audit Committee considers and discusses our major financial risk exposures, including the risk that our sensitive and confidential data may not be adequately protected from unauthorized access, and the steps our management has taken to monitor and control these exposures, including guidelines and policies for the processes by which risk assessment, risk management and the structuring of our insurance programs are undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements. It oversees the performance of management’s assessments of our system of internal control over financial reporting and of the audits conducted by the independent registered public accountants of our consolidated financial statements and our internal controls over financial reporting.

The Compensation Committee oversees the administration of our equity compensation plans, and reviews and approves the salaries, bonuses and cash incentives paid to the Named Executive Officers while assessing whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. The independent directors of the Board approve all stock option and other stock awards. Senior management provides reports on enterprise risk issues, including operational, financial, legal and regulatory, and strategic and reputation risks, to the appropriate committee or to the full Board.

The entire Board and the committees receive reports on areas of material risk not only from senior management, but from our internal audit firm, our independent registered public accountants, outside counsel, and other members of management and professional advisors. When one of the committees receives any such report, the chairman of the committee reports to the full Board of Directors at the next Board meeting. This process enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

The Board of Directors adopted a set of governance guidelines which provide a framework within which the Board conducts its business. The guidelines describe the basic responsibilities of a member of our Board and the requirements for the conduct of Board and committee meetings. These governance guidelines are available on our website at www.arganinc.com.

Compensation of Directors

The following table summarizes the fees and other compensation for the non-employee members of our Board of Directors for Fiscal 2022. Each non-employee member of our Board of Directors received an annual fee of $20,000, plus $300 for each formal Board, committee and subcommittee meeting attended. Members of the Audit Committee received an additional annual fee of $5,000. Directors were reimbursed for reasonable expenses actually incurred in connection with attending each formal meeting of the Board of Directors or the meeting of any committee thereof. Directors were also eligible for the awards of options to purchase shares of our Common Stock and of restricted stock units.

		Stock Option	Restricted Stock	All Other	Total
Name	Fees	Awards (1)	Unit Awards (1)	Compensation	Compensation
Cynthia A. Flanders	$29,200	$30,900	$64,980	$—	$125,080
Peter W. Getsinger	29,500	30,900	64,980	—	125,380
John R. Jeffrey, Jr.	28,600	30,900	64,980	—	124,480
Mano S. Koilpillai	22,700	30,900	64,980	—	118,580
William F. Leimkuhler	23,300	30,900	64,980	—	119,180
W.G. Champion Mitchell	21,500	30,900	64,980	—	117,380
James W. Quinn	22,400	30,900	64,980	—	118,280

(1)	Amounts represent the aggregate award date fair values reflecting the assumptions discussed in Note 12, Stock-Based Compensation, of our consolidated financial statements included in our Annual Report on Form 10-K for Fiscal 2022.

Effective February 1, 2022, the Company revised the compensation structure for independent Board members by increasing the annual fee to $35,000, by adding an annual lead director fee of $15,000, by increasing the annual Audit Committee fee for the Chairman by $10,000 and by eliminating the individual meeting attendance fees. The table above reflects a revision to the annual stock awards made to the independent members of the Board by reducing the typical annual stock option award to 5,000 shares and by adding the award of a TRSU covering 1,750 shares of Common Stock with a three-year cliff-vesting scheme.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINATED DIRECTORS

PROPOSAL NO. 2

APPROVAL OF EXECUTIVE COMPENSATION (THE “SAY-ON-PAY” PROPOSAL)

We are seeking stockholder approval of the compensation of our Named Executive Officers as described in this Proxy Statement. This description is contained in the “Executive Compensation Discussion and Analysis” section of this Proxy Statement which is included below, including the compensation tables and the narrative compensation disclosures included therein. This non-binding advisory proposal, commonly known as a “say-on-pay” proposal, is required under Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This vote represents our tenth annual advisory say-on-pay vote. Last year, the stockholders approved our executive compensation with 97% of the vote in favor of our program.

Based on management’s recommendation and the results of voting by the stockholders at the 2019 Annual Meeting, the Board of Directors determined that we will hold an advisory vote on our executive compensation every year.

Because this is an advisory vote, it will not be binding on the Board of Directors and it will not directly affect or otherwise limit any existing compensation or award arrangement of any of our Named Executive Officers. However, our Compensation Committee does consider the outcome of the annual votes when determining executive compensation arrangements.

The Compensation Committee has conducted comprehensive stockholder outreach which commenced during our fiscal year ended January 31, 2018. During Fiscal 2022, the members of the Compensation Committee continued to engage in meaningful contacts with certain stockholders, as we proactively contacted all of our top 25 stockholders, who collectively represented approximately 72% of our outstanding shares, as described further in the “Executive Compensation Discussion and Analysis” section below. The purpose of the outreach practice is to deepen our understanding of the perspectives of our stockholders with respect to our compensation practices, and to evaluate and to address any concerns or reactions we receive.

Based on this feedback, we have increased the vesting period for stock option awards, introduced the use of performance-based long-term incentive equity compensation, instituted a cap on annual cash incentive awards and committed to a policy prohibiting the future negotiation of single-trigger change-in-control provisions, among other changes. These changes led to enhancements of the disclosures regarding executive compensation which are reflected in the discussion of our executive compensation included in our Proxy Statement for the current year

The Board of Directors has adopted several other policies to improve accountability and further encourage an alignment of stockholder and executive officer interests. These policies, which are also described in further detail below in the “Executive Compensation Discussion and Analysis” section, include a stock ownership policy for Named Executive Officers and non-employee members of our Board, a clawback policy, a no pledging policy and an anti-hedging policy.

Consistent with past efforts to increase compensation transparency for our stockholders, we developed specific performance metrics for use in the determination of the amount of non-equity incentive compensation that may be earned each year by the Chief Executive Officer of Gemma. The metrics were used to confirm the amounts of such compensation earned by him (and the President of Gemma) for Fiscal 2022. In April 2021, we introduced the use of a new restricted stock award in order to incentivize the growth in the number and value of renewable energy construction projects awarded to Gemma over the next three years.

In summary, our executive compensation program has been structured by the Compensation Committee to assure the stability of our core management team through challenging business environments. Concurrently we provide incentives to drive profitable growth and to deliver value to our stockholders.

In considering how to vote on this advisory proposal, we urge our stockholders to study all the relevant information in the “Executive Compensation Discussion and Analysis” section below, including the compensation tables and the narrative disclosures regarding our executive compensation program that are included therein.

THE BOARD RECOMMENDS A VOTE “FOR” APPROVAL OF

THE SAY-ON-PAY PROPOSAL

PROPOSAL NO. 3

RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of our Board of Directors has selected Grant Thornton LLP (“Grant Thornton”) as the independent registered public accountants for the performance of the audits of our consolidated financial statements and our system of internal control over financial reporting for our fiscal year ending January 31, 2023.

Our stockholders are being asked to ratify the Audit Committee’s selection. Grant Thornton has served as our independent registered public accountants since 2007. A representative of Grant Thornton is expected to be present at the Annual Meeting and to be available to respond to appropriate questions. Although Grant Thornton has indicated that no statement will be made, the firm will be provided the opportunity to make a statement.

Audit Firm Independence

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accountants and it evaluates the selection of them each year. In addition, in order to promote continuing auditor independence, the Audit Committee considers the independence of Grant Thornton at least annually. Based on their most recent evaluation, including the firm’s past performance and an assessment of the firm’s qualifications and resources, the Audit Committee believes that the continued retention of Grant Thornton to serve as our independent registered public accountants is in the best interests of the Company and its stockholders.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has established a policy requiring the pre-approval of all audit and non-audit services to be performed by our independent registered public accountants, who may not render any audit or non-audit service unless the service is approved in advance by the Audit Committee pursuant to its pre-approval policy. The committee has delegated to its chairman the authority to pre-approve certain services. The chairman must report any pre-approval pursuant to such delegation of authority to the other members of the committee at its next scheduled meeting at which time the Audit Committee is then asked to approve and ratify the pre-approved service. The Audit Committee followed these guidelines in approving all services rendered by our independent registered public accountants during Fiscal 2022 and Fiscal 2021.

Fees

The following table below presents the amounts of fees billed to us by Grant Thornton for professional services rendered during and related to Fiscal 2022 and Fiscal 2021.

	2022	2021
Audit Fees	$1,058,000	$1,090,000
Audit-Related Fees	—	—
Tax Fees	146,000	—
All Other Fees	—	—
Total Fees	$1,204,000	$1,090,000

Audit Fees. This category consists of fees billed for professional services rendered for annual audits of our consolidated financial statements, for statutory audits of the separate financial statements of foreign subsidiaries, for reviews of quarterly condensed consolidated financial statements and for the review of current reports and other documents filed with the SEC. Audit fees also include the costs associated with Grant Thornton’s audit of the effectiveness of our internal control over financial reporting.

Audit-Related Fees. This category includes fees billed for services provided by Grant Thornton that were related to consultations on accounting and reporting matters and to due diligence procedures performed during the investigations of potential acquisitions. No such fees were incurred during Fiscal 2022 or Fiscal 2021.

Tax Fees. This category consists of fees billed for professional tax services provided in the areas of compliance, research and development credits, research and planning. No such fees were incurred by Grant Thornton during Fiscal 2021. Shortly before January 31, 2021, we retained Grant Thornton to assist management in responding to an ongoing income tax matter. This engagement was approved by the Audit Committee.

All Other Fees. This category includes fees for other miscellaneous items. No such fees were incurred during Fiscal 2022 or Fiscal 2021.

AUDIT COMMITTEE REPORT

The Audit Committee of our Board operates pursuant to a written charter which was updated in June 2021. A copy can be found at www.arganinc.com. The Board of Directors has made a determination that the members of the Audit Committee satisfy the independence and other requirements of the NYSE and the applicable rules of the SEC. The Board has also made the determination that at least one member of the committee is a “financial expert” as that term is defined in Item 407 of the SEC’s Regulation S-K.

The responsibilities of the Audit Committee are set forth in its charter. This committee is responsible for the appointment and supervision of our independent registered public accountants; the approval of the arranged fees for services; the evaluation of the firm’s qualifications and independence; the approval of all audit and non-audit services provided by them; and the review of our consolidated financial statements with our management and them. The Company’s independent registered public accountants are required to report directly to the Audit Committee. The Audit Committee also reviews our accounting policies, internal control procedures, material related party transactions and our systems security (including cybersecurity), and compliance activities. Its members also review the Charter of the Audit Committee.

The following is a report on the Audit Committee’s activities for Fiscal 2022:

Audit of Financial Statements

The Audit Committee reviewed and discussed the Company’s condensed unaudited consolidated financial statements for the fiscal quarters ended April 30, July 31 and October 31, 2021, and the Company’s audited consolidated financial statements as of January 31, 2022 and for the year then ended with the management of the Company and with the engagement personnel of Grant Thornton, the Company’s independent registered public accounting firm. During the year, our independent accountants also made a presentation to the Audit Committee that outlined the firm’s audit timeline and planned procedures based on its assessments of the significant financial statement and fraud risks.

The audit report issued by Grant Thornton relating to the Company’s consolidated financial statements as of January 31, 2022 and for the year then ended, including a discussion of one critical audit matter, expressed an unqualified opinion thereon.

The scope of the audit procedures performed by Grant Thornton for the year ended January 31, 2022 also included observations and tests of evidence with results sufficient for the accounting firm to report that the Company maintained, in all material respects, effective internal control over financial reporting as of January 31, 2022.

Review of Other Matters with the Independent Registered Public Accountants

The Audit Committee has also discussed with Grant Thornton the matters required to be communicated to the Company pursuant to applicable regulations of the Public Company Accounting Oversight Board (United States). The Audit Committee has received from Grant Thornton the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with Grant Thornton matters relating to the firm’s independence from the Company. There have not been any independence matters brought to the attention of the Audit Committee.

The Audit Committee has also received from Grant Thornton the written communication required by the corporate governance rules of the NYSE that describes the firm’s quality control policies and procedures including its audit performance and independence monitoring systems. This communication also provides disclosure of material issues raised by inquiry or investigation by government or professional authorities over the last five years.

Recommendation That Financial Statements Be Included in the Annual Report

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements described above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2022 for filing with the SEC.

Submitted by the Audit Committee of the Board of Directors:

John R. Jeffrey, Jr. (Chairman, Audit Committee)

Cynthia A. Flanders (Member, Audit Committee)

Peter W. Getsinger (Member, Audit Committee)

THE BOARD RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR FISCAL 2023

PRINCIPAL STOCKHOLDERS

The following table presents the number of shares of Common Stock beneficially owned as of January 31, 2022 by each director; each executive officer named in the Summary Compensation Table below; all directors and executive officers as a group; and each person who, to our knowledge, owns beneficially more than 5% of our Common Stock. Unless otherwise indicated, beneficial ownership is direct and the identified stockholder has sole voting and investment power.

	Shares	Beneficial
	Beneficially	Ownership
Name and Address	Owned (1)	Percentage (1)

Rainer H. Bosselmann (2)	604,894	3.90%
William F. Griffin, Jr. (3)	170,000	1.11%
David H. Watson (4)	142,501	*
James W. Quinn (5)	134,569	*
William F. Leimkuhler (6)	101,999	*
Cynthia A. Flanders (7)	81,999	*
Peter W. Getsinger (8)	59,399	*
W.G. Champion Mitchell (9)	57,499	*
John R. Jeffrey, Jr. (10)	45,999	*
Charles E. Collins IV (11)	39,999	*
T. Colin Trebilcock (11)	39,999	*
Mano S. Koilpillai (12)	13,512	*
Officers and Directors, as a group (13 persons) (13)	1,533,368	9.52%
River Road Asset Management, LLC (14)	1,847,863	12.11%
BlackRock, Inc. (15)	1,253,688	8.22%
Vanguard Group, Inc. (16)	842,240	5.56%

*	Less than 1%.
(1)	Each applicable percentage of ownership is based on 15,257,688 shares of Common Stock outstanding as of January 31, 2022, together with applicable stock options for each stockholder. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options that are currently exercisable or exercisable within 60 days of January 31, 2022 are deemed to be beneficially owned by the person holding such stock options for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise noted in the footnotes below, the address for each of the individuals listed in the table above is c/o Argan, Inc., One Church Street, Suite 201, Rockville, Maryland 20850.
(2)	Includes 347,654 shares owned by Mr. Bosselmann and 2,241 shares owned by Mr. Bosselmann and his wife, as joint tenants. Also includes options to purchase 254,999 shares of Common Stock which are held by Mr. Bosselmann and are fully vested.
(3)	Represents shares owned by the William F. Griffin, Jr. Revocable Trust DTD 12/09/04; Mr. Griffin is a trustee of the trust.
(4)	Includes options to purchase 134,001 shares of Common Stock which are fully vested.
(5)	Includes options to purchase 69,999 shares of Common Stock held by Mr. Quinn which are fully vested. Does not include 273,157 shares of Common Stock held by Allen & Company LLC and affiliates. Mr. Quinn disclaims beneficial ownership of the shares held by Allen & Company LLC and affiliates.
(6)	Includes options to purchase 69,999 shares of Common Stock which are fully vested.
(7)	Includes options to purchase 66,999 shares of Common Stock which are fully vested.
(8)	Includes options to purchase 46,999 shares of Common Stock which are fully vested.
(9)	Includes options to purchase 36,666 shares of Common Stock which are fully vested.
(10)	Includes options to purchase 39,999 shares of Common Stock which are fully vested.
(11)	Represents options to purchase shares of Common Stock which are fully vested.

(12)	Represents options to purchase 13,332 shares of Common Stock which are fully vested.
(13)	Includes options to purchase 852,990 shares of Common Stock held by the executive officers and members of our Board of Directors which are considered to be fully vested.
(14)	Based upon Schedule 13G/A (Amendment No. 3) filed with the SEC on February 9, 2022 by River Road Asset Management, LLC (“River Road”), which reports aggregate beneficial ownership of 1,847,863 shares of Common Stock. River Road reports that it has sole dispositive power with respect to all of these shares of Common Stock and sole voting power with respect to 1,790,723 shares of Common Stock. The address for River Road is 462 South Fourth Street, Suite 2000, Louisville, Kentucky 40202.
(15)	Based upon Schedule 13G/A (Amendment No. 5) filed with the SEC on February 7, 2022 by BlackRock, Inc. (“BlackRock”), which reports aggregate beneficial ownership of 1,253,688 shares of Common Stock over which it has sole dispositive power with respect to all of the shares of Common Stock and sole voting power with respect to 1,227,961 shares of Common Stock. The address for BlackRock is 55 East 52nd Street, New York, New York 10055.
(16)	Based upon Schedule 13G/A (Amendment No. 1) filed with the SEC on February 9, 2022 by Vanguard Group, Inc. (“Vanguard”) which reports aggregate beneficial ownership of 848,240 shares of Common Stock. Vanguard reports that it has sole dispositive power for 821,253 shares of Common Stock, and that it has shared dispositive and shared voting powers with respect to 26,987 and 16,879 shares of Common Stock, respectively. The address for Vanguard is 100 Vanguard Boulevard., Malvern, PA 19355.

EXECUTIVE COMPENSATION

DISCUSSION AND ANALYSIS

Introduction

This section of the Proxy Statement provides an overview and analysis of our executive compensation program. Over the past several years, the Compensation Committee has engaged in comprehensive stockholder outreach efforts resulting in a number of significant modifications to our executive compensation program, covered in the discussion of our program for the current year presented below. During Fiscal 2022, the members of the Compensation Committee continued stockholder engagement and received positive feedback regarding the changes undertaken and the overall compensation program. The following describes the Company’s executive compensation-setting process, the principles and objectives of the program, the major elements of compensation paid to executives under the program, other compensation-related policies and the actions that were taken by the Compensation Committee for Fiscal 2022 and beyond. For Fiscal 2022, the Company’s senior executive officers considered to be Named Executive Officers, as defined in the rules of the SEC, were:

●	Rainer H. Bosselmann, Chairman of the Board and Chief Executive Officer;
●	David H. Watson, Senior Vice President, Chief Financial Officer, Treasurer and Corporate Secretary;
●	Charles E. Collins IV, Chief Executive Officer of Gemma; and
●	T. Colin Trebilcock, President of Gemma.

On November 8, 2021, Mr. Collins transitioned from Co-President of Gemma to Chief Executive Officer of Gemma.  Additionally, Mr. Trebilcock transitioned from Co-President of Gemma to President of Gemma. With the previously vacant position of Chief Executive Officer of Gemma now occupied by Mr. Collins, Mr. Trebilcock will not be considered a Named Executive Officer in the future.

Role of the Compensation Committee

The Compensation Committee of our Board of Directors establishes the overall executive compensation philosophy and oversees the executive compensation program in accordance with its charter. This charter is available on our website at www.arganinc.com.

The written charter of the Compensation Committee was updated in June 2021. It is responsible for implementing and reviewing executive compensation plans, policies and programs in an effort to ensure the attraction and retention of executive officers in a reasonable and cost-effective manner, to motivate their performance toward the achievement of our business objectives and to align their interests with the long-term interests of our stockholders. To that end, it is the responsibility of the Compensation Committee to develop and to approve periodically a general compensation plan and salary structure for our executive officers that considers business and financial objectives, industry and market pay practices and/or such other information as may be deemed appropriate.

It is also the responsibility of the Compensation Committee to review the compensation elements and amounts of our CEO, to review the results of the calculations pursuant to the performance criteria established in the employment agreements of Messrs. Collins and Trebilcock, to review and approve the compensation (salary, bonus and other compensation) of our other Named Executive Officers, to review and approve perquisites that may be offered to our Named Executive Officers, and to recommend to the full Board of Directors that it ratify or approve the Committee’s decisions. The Compensation Committee also reviews and approves corporate goals and objectives relevant to the compensation of our Named Executive Officers, evaluates performance in light of the goals and objectives, and reviews and approves all employment, retention and separation agreements with them.

The Compensation Committee acts on behalf of the Board of Directors in administering compensation plans approved by the Board and/or the stockholders, including the Argan, Inc. 2020 Stock Plan, in a manner consistent with the terms of such plans; reviews and makes recommendations to the Board of Directors with respect to new compensation and incentive and equity-based plans; and reviews and makes recommendations to the Board on changes in major benefit programs for our Named Executive Officers. The Compensation Committee is also responsible for the development of management succession plans for our CEO and selected other executive officers. The Board of Directors has determined that each member of the Compensation Committee is “independent” within the meaning of the NYSE corporate governance listing standards and our Corporate Governance Guidelines.

Role of the Chief Executive Officer

Our CEO, in consultation with the Compensation Committee, establishes the strategic direction of our executive compensation program. During the first quarter of each fiscal year, the CEO consults with the Chairman of the Compensation Committee to discuss the financial results for the fiscal year just ended, the results of business development efforts during the year, and the amount of project backlog at year-end, and to evaluate the individual performance and achievements of the other Named Executive Officers. This review also includes the assessments of the other Compensation Committee members regarding executive performance, and may consider the results of the most recent competitive market positioning review used in setting the amount of compensation for Named Executive Officers.

In consultation with our CFO, the Compensation Committee reviews the performance-based incentive compensation amounts for Messrs. Collins and Trebilcock which are calculated pursuant to the criteria included in their employment agreements. As a critical element of this process, the Compensation Committee exercises its sole responsibility by evaluating the CEO’s performance for the most recently completed fiscal year and by setting the level and elements of his compensation. The CEO is not present when the Compensation Committee discusses and determines his compensation.

Summary of Fiscal 2022 Financial Results

Argan’s primary business is providing a full range of services to the power industry, including the engineering, procurement and construction of gas-fired power plants and renewable energy facilities, along with related commissioning, operations management, maintenance, project development and consulting services. We provide these services through our Gemma and APC subsidiary operations. Argan also owns Southern Maryland Cable (“SMC”), which provides telecommunications infrastructure services, and The Roberts Company (“TRC”), which is a fully integrated fabrication, construction and plant services company.

Fiscal 2022 was a year of operational and financial growth for Argan compared to the prior year. We achieved 81% and 30% increases in consolidated EBITDA and consolidated revenues, respectively, with increases generated by all of our businesses. While part of this growth can be attributed to the waning unfavorable effects of the COVID-19 pandemic, we believe that the positive results primarily reflect the effectiveness of our conservative approach and our dedicated employees.

Consolidated revenues for Fiscal 2022 were $509.4 million, which represented an increase of $117.2 million, or 29.9%, from consolidated revenues of $392.2 million reported for Fiscal 2021.

The revenues of the power industry services segment increased by $78.7 million to $398.1 million for Fiscal 2022 from $319.4 million reported for Fiscal 2021. The industrial services business of TRC reported revenues of $97.9 million for Fiscal 2022. This amount represented an increase of $32.6 million, or 49.9%, from revenues of $65.3 million reported by TRC for Fiscal 2021. The telecommunications infrastructure services business increased its revenues to $13.4 million for Fiscal 2022 from revenues of $7.6 million for Fiscal 2021, representing an increase of 76.3%.

Consolidated gross profit improved by $37.6 million, or 60.5%, to $99.7 million for Fiscal 2022, or 19.6% of corresponding consolidated revenues. The amount of consolidated gross profit reported for Fiscal 2021 was $62.1 million, or 15.8% of corresponding consolidated revenues. The year-over-year improvement reflected primarily the favorable impacts of the higher consolidated revenues and favorable gross profit contributions from all three reportable business segments. The gross margin percentages for power industry services, industrial fabrication and field services and telecommunications infrastructure services were 20%, 17% and 17% for the year ended January 31, 2022, respectively.

Selling, general and administrative expenses for Fiscal 2022 and Fiscal 2021 were $47.3 million, or 9.3% of corresponding consolidated revenues, and $39.0 million, or 10.0% of corresponding consolidated revenues, respectively. However, we recorded an impairment loss related to the capitalized development costs of an unsuccessful project in the amount of $7.9 million during Fiscal 2022, of which $2.5 million was attributed to the non-controlling interest.

Due primarily to the consolidated pre-tax book income reported for Fiscal 2022 in the amount of $47.1 million, we reported income tax expense in the amount of $11.4 million for the year. For Fiscal 2021, we reported consolidated pre-tax book income of $24.9 million and recorded income tax expense in the amount of $1.1 million, which amount was net of a $4.4 million net operating loss carryback benefit.

For Fiscal 2022, our improved overall operating performance resulted in net income attributable to our stockholders in the amount of $38.2 million, or $2.40 per diluted share. For Fiscal 2021, we reported net income attributable to our stockholders in the amount of $23.9 million, or $1.51 per diluted share.

The primary drivers of our improved operating performance for Fiscal 2022 were the increased revenues and steady gross margin contribution associated with the construction of the Guernsey Power Station, the new revenues and gross profit contributions of the EPC services project at the Maple Hill Solar energy facility, and the strong results of TRC and APC which both reported increased revenues and gross profit amounts for Fiscal 2022. The results from the solar energy project are significant in that they contributed to the energy diversification of our power plant construction business. The revenues associated with this and other renewable energy projects represented 13% of the revenues of the power industry services segment for Fiscal 2022.

Cash flow from operation for Fiscal 2022 was favorable despite the effects of the maturing Guernsey Power Station Project. As of January 31, 2022, cash, cash equivalents and short-term investments totaled $440 million and net liquidity was $284 million; furthermore, the Company had no debt.

As a result, with confidence in the future of the Company, we were pleased to return almost $36 million in value to our stockholders during Fiscal 2022 through the stock repurchase and regular cash dividends programs. Further, subsequent to January 31, 2022, the Board of Directors approved an increase in our stock repurchase program, from $50 million to $75 million.

The graph presented below compares the percentage change in the cumulative total stockholder return on our Common Stock for the last five years with the S&P 500, a broad market index, and the Dow Jones US Heavy Construction TSM Index, a group index of companies whose focus is limited primarily to heavy civil construction. The returns are calculated assuming that an investment with a value of $100 was made in our common stock and in each index at January 31, 2017, and that all dividends were reinvested in additional shares of common stock. The graph lines merely connect the measuring dates and do not reflect fluctuations between those dates. The stock performance shown on the graph is not intended to be indicative of future stock performance.

	Years Ended January 31,
	2017	2018	2019	2020	2021	2022
Argan, Inc.	100.00	60.01	59.59	60.84	66.80	58.71
S&P 500	100.00	126.41	123.48	150.26	176.18	217.21
Dow Jones US Heavy Civil Construction TSM	100.00	109.52	86.02	99.16	127.26	159.02

This comparison of the price performance of our Common Stock over the last five years versus the performance of the S&P 500 and the performance of the heavy construction company index is not favorable. Our Common Stock was trading close to a historical high of $73.75 per share on January 31, 2017 during an exuberant period in the construction of gas-fired power plants.  One year later, that “dash-to-gas” movement abated and our Common Stock price decreased to $43.60 per share, not meaningfully different from where we are today as Presidential policies and public opinion turned against all fossil-fuel projects including natural gas-fired power plants. More recently, between January 31, 2022 and April 27, 2022, our Common Stock price has decreased by 1% reflecting, in part we believe, the overall negative market movements associated with investor concerns regarding global supply chain challenges, increasing inflation, the war in Ukraine and the ongoing COVID-19 pandemic. Over the same period, the S&P 500 decreased 8% and the heavy construction company index increased 3%. While we are disappointed that our share price performance has not been stronger, we are focused on the continuation of favorable operating results by all of our businesses into the new year, the acquisition of major new construction contracts in the United States, Ireland and the United Kingdom, the diversification of our mix of revenues to reflect additional renewable energy projects and the maintenance of our disciplined capital allocation strategy. We believe that these efforts will be rewarded with improved market recognition over the long run.

The following table presents our annualized one-year, three-year and five-year total stockholder returns, or “TSR” (defined as total stock market value appreciation plus dividends paid for the relevant period), and the comparable average TSR percentages for a group of peer companies. The peer group consists of 12 publicly traded companies selected by us and identified below in the “Competitive Market Positioning” section of this Proxy Statement. The table also presents the ranking of our performance compared to the peer group for each TSR period.

	Total Stockholder Return: Argan v. Peer Group (1)
TSR	Argan	Peer Group Average	Peer Group Percentile Rank
1‑year TSR	(24.4)%	(23.5)%	54%
3‑year TSR	(5.6)%	2.1%	54%
5‑year TSR	(8.5)%	(1.7)%	62%

(1)	TSR data is sourced from FactSet Research Systems Inc. and is calculated on an annualized basis as of April 27, 2022.

Fiscal 2022 Compensation Deliberations

This section of the discussion and analysis of our executive compensation covers Fiscal 2022 compensation deliberations and associated compensation decisions made by the Compensation Committee.

Pay for Holding Company Named Executives Is “At Risk” and Aligned with Performance. The compensation program for holding company executives, our CEO and CFO, is designed to maintain a strong link between pay and performance. “At risk” compensation for these executives includes discretionary annual cash bonuses and long-term equity incentive awards (stock options and restricted stock units) through which the performance of each of the individual officers is rewarded. It is important to differentiate between the Named Executive Officers who are officers of Argan, a holding company, and the Named Executive Officers of Gemma, our principal operating company.

Our CEO, Mr. Bosselmann, and our CFO, Mr. Watson (together, the “Holding Company Named Executive Officers”), are employees of the holding company and are responsible for the overall strategic direction of the Company and other important activities. They include capital allocation and treasury functions, monitoring of the financial performance of all subsidiaries, investor relations activities, the preparation of consolidated financial reports in compliance with the rules and regulations of the SEC and the effectiveness of the Company’s system of internal controls over financial reporting. The Holding Company Named Executive Officers direct company-wide initiatives, including the structuring and management of health, general liability and other insurance programs and international, federal, state and local tax planning and compliance. They also perform retention and succession planning related to key employees, initiate management changes and perform other tasks. In addition, the CEO and CFO are constantly evaluating possible acquisition targets with the intention of  identifying companies with significant potential for profitable growth and realizable synergies with one or more of our existing businesses, and that can be operated in a manner that best provides favorable cash flows for the Company and value for our stockholders.

The Holding Company Named Executive Officers are compensated pursuant to a program that sets base salaries at the lower end of the peer group. This reflects, in part, that they are not directly responsible for the profitability and performance of our subsidiaries. Messrs. Collins and Trebilcock have had the specific responsibility for the leadership and management of our largest subsidiary, Gemma, and its ongoing operations and financial performance.

In order to achieve its objectives, the Compensation Committee has designed the executive compensation program utilizing four major pay elements for Messrs. Bosselmann and Watson:

●	Base Salary. Provides a fixed amount of cash compensation for completing day-to-day responsibilities. The Compensation Committee reviews the base salary of each officer annually and periodically approves increases based on competitive reviews of peer group compensation amounts, general market practices and the particular officer’s level of responsibility, experience and individual performance.
●	Annual Cash Bonus Compensation. Provides discretionary annual cash bonus awards for successful short-term financial performance and other achievements that are aligned with our business strategy.

●	Long-Term Equity-Based Incentive Compensation. Provides executives with stock option and certain restricted stock unit awards that represent opportunities for them to participate in, and be rewarded for, the growth in the value of the Company’s Common Stock. Awards may also facilitate executive stock ownership. Both stock options and restricted stock units vest based on the satisfaction of service requirements.
●	Performance-Based, Long-Term, Equity-Based Incentive Compensation. Provides a performance-based component to our equity-based long-term incentive award program. These performance-based restricted stock units vest over three-year periods based on our total shareholder returns relative to our peer group.

The Compensation Committee considers each pay element in establishing and adjusting the executive compensation package for each Holding Company Executive Officer so that the packages will provide the properly balanced incentives for the achievement of short and long-term objectives of the Company. The Compensation Committee does not rely on any single performance metric to assess the performance of the Holding Company Named Executive Officers. Instead, individual performance is analyzed based on a detailed review of factors and achievements, like those discussed below, that the Compensation Committee deemed critical to the Company’s long-term success.

The performance of the Holding Company Named Executive Officers for Fiscal 2022 was assessed using a number of different quantitative and qualitative factors associated with the Company’s operational and financial performance, stockholder value creation, capital allocation, succession planning, the retention and motivation of core employees, stockholder engagement and effectiveness in the areas of financial reporting and income tax planning. These factors are discussed as follows:

●	Operational Performance. Our fiscal performance for Fiscal 2022 was a year of operational and financial growth for us compared to Fiscal 2021. Typically, the Company is focused on maintaining gross margins and containing costs, even if it results in the Company choosing not to pursue certain revenue opportunities because they fail to meet our gross margin requirements. Nevertheless, in assessing executive performance for Fiscal 2022, the Compensation Committee looked at the following three metrics for Fiscal 2022, among others, compared to Fiscal 2021 and Fiscal 2020.

	2022	2021	2020
EBITDA as a % of Revenues	10.6%	7.5%	(18.9)%
SG&A (1) as a % of Revenues	9.3	10.0	18.5
Return on Equity	11.4	7.3	(12.1)

(1)	Selling, general and administrative expenses.

In general, EBITDA as a percent of revenues reflects our ability to convert revenue dollars into earnings, which is primarily driven by maintaining strong gross margins. Likewise, SG&A as a percent of revenues, is a meaningful measure of the effectiveness of our cost containment efforts. The return on equity metric measures our profitability based on dollars invested.

All three of these metrics were positively impacted by a 30% increase in revenues year-over-year to $509 million and the achievement of a 19.6% gross margin percentage of revenues in Fiscal 2022 compared to 15.8% in Fiscal 2021, and a gross loss in Fiscal 2020. Even with the ramp-up in revenues, we remain focused on keeping costs in check and preserving capital for our stockholders. We were able to reduce our selling, general and administrative expenses as a percent of revenues from 10% to 9.3% and we reduced our capital expenditures to their lowest level since the fiscal year ended January 31, 2014. These actions not only improved operating results for the year, but enabled us to return cash to our stockholders in the form of dividends and share repurchases without sacrificing our readiness for future growth. The Compensation Committee was pleased with the financial performance of the Company for Fiscal 2022, noting the 82% increase in EBITDA and the increases in revenues at all of the businesses of the Company.

The metrics that are usually indicative of the effectiveness of business development activities, and the prospects for favorable future revenues and income, are project backlog and the value of awarded contracts. While the Compensation Committee was disappointed to see several projects previously awarded to us cancelled by their owners that led to certain write-offs and an impairment loss, it noted that our business in Ireland has recently received limited notices to proceed with early activities related to the construction of two new gas-fired power plant facilities near Dublin and that management believes there are a number of meaningful projects that will start this year for each of our businesses. The members of the Compensation Committee believe that the size of the projects and the realistic future revenue prospects associated with these business opportunities are valid indications of favorable long-term revenue growth and the future profitable performance of the Company.

●	Stockholder Value. The Compensation Committee generally places a focus on long-term value creation which, from a TSR basis, has been disappointing. However, it was noted that the Company remains above 54% in peer group percentile ranks for the 1-Year TSR and 3-Year TSR measurement periods, and above 62% for the 5-Year TSR measurement period through April 27, 2022. Accomplishments for Fiscal 2022 that served to enhance stockholder value included increased net income attributable to stockholders, quarterly cash dividends returning an aggregate amount of $1.00 per share and share repurchases. Last year, the Company made two special cash dividends to stockholders during the year, returning an aggregate amount of $3.00 per share in cash to stockholders during Fiscal 2021.
●	Capital Allocation. Capital allocation and balance sheet management activities during Fiscal 2022 were conservative. Late in Fiscal 2022, we completed a small strategic transaction as SMC acquired the business of Lee Telecommunications, Inc. for consideration of $0.6 million in cash. This acquisition expands the business footprint of SMC into the Tidewater area of Virginia and creates cross-selling opportunities. Otherwise, we did not identify any other appropriate acquisition opportunities. We are unwilling to pay prices based on, what we believe to be, generally high valuations for businesses that were maintained during a year where there was significant uncertainty related to the lingering COVID-19 pandemic, global supply chain disruptions and inflationary challenges. As noted above, we purposefully reduced our capital expenditures to its lowest level since the fiscal year ended January 31, 2014 during these uncertain times. Cash on the balance sheet was invested safely in money market funds that are invested substantially in U.S. government securities, and bank certificates of deposit to ensure continued liquidity. In attempts to increase returns on our undeployed cash balances and to augment our ESG activities, we did make investments in solar energy funds to secure portions of the available investment tax credits and tax depreciation, which facilitated the construction and deployment of several large solar arrays. We were pleased to return over $36 million in value back to our stockholders during the year ended January 31, 2022 through our stock repurchase and regular cash dividends programs. In addition, our Board of Directors recently approved an increase in the Company's share repurchase program, from $50 million to $75 million. Throughout the year, we maintained a strong relationship with our surety provider, providing us with increased confidence that capacity will be available for future construction projects that require bonding.

Other notable achievements during Fiscal 2022 included, but were not limited to, the following:

●	Ensuring Income Tax Optimization in the Midst of Regulatory Changes. During Fiscal 2022, APC received research and development grant payments from the government of the U.K. related to certain qualifying works performed during Fiscal 2019 in the total amount of approximately $1.7 million. In addition, as identified above, we made investments in solar energy funds. Lastly, we continue to defend our income tax position related to $16.2 million in research and development credits which we generally recognized during Fiscal 2019 after we completed a detailed review of the activities performed by our engineering staff on major EPC services projects. The IRS examiner agreed with certain of our positions but disagreed with others. We have concluded that our arguments are sound based on our analysis of the facts, our understanding of the tax code and related regulations and our interpretations of the applicable case law. As such, during Fiscal 2022, we have formally protested the adverse findings of the IRS examiner and intend to pursue our income tax position with the IRS through the established appeals process.
●	Succession Planning. Over the past several years, the Company has been focused on succession planning at its subsidiaries. In November 2021, Mr. Collins transistioned from Co-President of Gemma to Chief Executive Officer of Gemma, a position that had been vacant. As discussed in the past, we announced an agreement with Mr. Griffin in November 2019 on the terms of the change in his role from Chief Executive Officer and Vice Chairman of Gemma to Non-Executive Chairman of Gemma, which was an important step in the leadership transition that was planned to occur there. From August 2018 to November 2021, Messrs. Collins and Trebilcock served as Co-Presidents of Gemma and were directing the activities of Gemma and making the top management decisions affecting its performance, while being mentored, advised and supported by Mr. Griffin. The recent promotion of Mr. Collins to CEO of Gemma completes the transition. Early in Fiscal 2021, we made changes in the operational and financial leadership at APC. The new management team provided immediate impacts through its favorable completion of a loss subcontract. Additionally, management is focused on reducing costs, limiting future commercial and project risks and achieving sustained profitability for the combined operations of APC. Operating results have become profitable since the leadership change while it has grown both revenues and project backlog. The leadership teams of Gemma and APC continue to be mentored, advised and supported by Mr. Griffin.

In April 2022, Mr. Roberts, the CEO and Founder of TRC, retired from the business after a record year of performance.  Longtime employee and the President of TRC since 2019, Mr. Bobby Foister, has been promoted to CEO of TRC as that business continues to grow.

●	Retaining and Incentivizing Core Employees. The Company made the decision to incur the costs of maintaining core Gemma staff whose time is typically charged to projects during the prolonged transition period from the completed power plant projects in Fiscal 2019 to new and anticipated project starts. While this adversely impacted our bottom line in Fiscal 2020, we believe that the preservation of an intact and experienced staff successfully provided a cohesive existing team of employees capable of navigating through the challenges of the COVID-19 pandemic during the critical early Fiscal 2021 stages of the Guernsey Power Station project and into Fiscal 2022. We believe that the deferred compensation plan, as amended during Fiscal 2022, which covers a targeted set of managers and key employees at Gemma, augmented by the award of TRSUs covering 15,500 shares of our Common Stock, should encourage long-term employee retention of the individuals who are significant contributors to the operational excellence of Gemma and its contributions to the success of the Company.

Additionally, in April 2021 and 2022, we made targeted investments in the leadership teams at all of our subsidiaries by awarding TRSUs covering 19,500 and 17,000 shares of our Common Stock, respectively. We believe that our efforts to retain the core groups of management and other key employees at Gemma and our other operating companies were effective during Fiscal 2022, as we believe that turnover of management and key employees continues to be low relative to industry standards.

Compensation for Mr. Collins and Mr. Trebilcock. The Compensation Committee reviewed the incentive compensation calculations for Mr. Collins and Mr. Trebilcock, and confirmed that they were determined pursuant to the terms of the identical employment agreements which were entered into on November 15, 2019. The employment agreements have four performance-based criteria for each fiscal year, including Gemma’s achievement of certain levels of adjusted EBITDA and of adjusted EBITDA as a percent of corresponding revenues, Gemma’s meeting certain safety targets and the increase in the active contract backlog of Gemma.

For the first criterion, if the adjusted EBITDA of Gemma (as defined in each employment agreement) for any fiscal year equals or exceeds $30 million, each officer shall be entitled to receive a cash payment in an amount between 1% and 2% of adjusted EBITDA of Gemma based on a sliding scale. For Fiscal 2022, the adjusted EBITDA of Gemma, as defined, was $43.9 million.

For the second criterion, if the adjusted EBITDA as a percent of revenues of Gemma for any fiscal year equals or exceeds ten percent (10%), each officer shall be entitled to a payment in an amount between 0.2% and 1% of adjusted EBITDA of Gemma based on a sliding scale. For Fiscal 2022, the adjusted EBITDA as a percent of revenues of Gemma, as defined, was 13.2%.

For the third criterion, if the project safety performance on Gemma’s projects, as measured by the OSHA Recordable Incident Rate (“RIR”), for any calendar year during their employment term is between 0.0 and 1.5, each officer shall be entitled to receive a performance-based compensation payment of up to $200,000 based on a sliding scale. If the RIR for any calendar year during their employment term is greater than 1.5, the overall performance-based compensation of each officer shall be reduced based on a sliding scale. For Fiscal 2022, because Gemma’s RIR equaled 0.53 for calendar year 2021, each officer earned $150,000.

For the fourth criteria, if the change from the beginning of the fiscal year to the end in the amount of remaining unsatisfied performance obligations plus revenues of Gemma during the year (“change in active contract work”) exceeds zero, each officer shall be entitled to performance-based compensation equal to 0.05% of the change in active contract work, subject to a maximum of $250,000. For Fiscal 2022, the change in active contract work increased by approximately $90 million.

The total amount of performance-based cash compensation for any fiscal year earned by Mr. Collins and Mr. Trebilcock as a result of Gemma’s attainment of one or more of the performance goals described above may not exceed a total amount of $2,500,000. Mr. Collins and Mr. Trebilcock each earned non-equity incentive plan cash compensation in the amount of $816,000 for Fiscal 2022 pursuant to the terms of each employment agreement.

As noted earlier, on November 8, 2021, Mr. Collins transistioned from Co-President of Gemma to Chief Executive Officer of Gemma.  Additionally, Mr. Trebilcock transistioned from Co-President of Gemma to President of Gemma. With the vacant position of Chief Executive Officer of Gemma now occupied, Mr. Trebilcock is no longer considered to be a Named Executive Officer. Based on an amendment to Mr. Trebilcock’s employment agreement effective February 1, 2022 (see Exhibit 10.8 to our Annual Report on Form 10-K for the year ended January 31, 2022 that was filed with the SEC on April 13, 2022), Mr. Trebilcock is no longer entitled to the incentive cash compensation described above. Instead, for each fiscal year of the Company occurring within, or partially within, the term of his employment agreement, Mr. Trebilcock shall be eligible to receive an annual bonus as determined in the sole discretion of the Board, subject to satisfaction of such reasonable performance criteria as may be established for Mr. Trebilcock with respect to such year.

The nonqualified deferred compensation plan for key employees of Gemma was approved by our Board on April 6, 2017 (see Exhibit 10.7 to our Annual Report on Form 10-K for the year ended January 31, 2017 that was filed with the SEC on April 11, 2017) with the objective of keeping the management team of Gemma in place for the long term. The unfunded, cash-based plan, as amended, now has four-to-six-year vesting periods with a continuous employment requirement (see Exhibit 10.12 to our Quarterly Report on Form 10-Q for the three-month period ended October 31, 2020 that was filed with the SEC on December 9, 2020).

Based on the performance of certain key employees and Gemma for the year just ended, a dollar amount may be contributed to the deferred compensation plan, as amended, for each such employee. Of each annually awarded amount, 50% vests on the fourth anniversary of the date of award and 25% vests on each of the fifth and sixth anniversary dates. Except in the event of disability or death, vesting is dependent on continuous employment with Gemma up to the applicable vesting date. Mr. Collins and Mr. Trebilcock are participants in the plan, with deferred compensation balances at January 31, 2022 of $550,000 and $500,000, respectively, that were established in prior years. Neither Mr. Collins or Mr. Trebilcock received deferred compensation related to Fiscal 2022. IRC Section 409A regulates the income tax treatment of most forms of nonqualified deferred compensation. We believe we are in compliance with IRC Section 409A and the regulations promulgated thereunder.

Compensation Decisions. As a result of the recent deliberations of the Compensation Committee and based on the factors outlined above, the Compensation Committee:

●	Approved the payment of annual cash bonuses to Mr. Bosselmann and Mr. Watson in the amounts of $225,000 and $250,000, respectively, related to performance during Fisccal 2022;
●	Approved the payment of non-equity incentive plan compensation to Mr. Collins and Mr. Trebilcock in the amount of $816,000 each related to achievements during Fiscal 2022;
●	Approved the award of non-qualified stock options, TRSUs and PRSUs to Mr. Bosselmann covering 12,500 shares, 12,500 shares and up to 25,000 shares of Common Stock, respectively;
●	Approved the award of non-qualified stock options, TRSUs and PRSUs to Mr. Watson covering 10,000 shares, 10,000 shares and up to 20,000 shares of Common Stock, respectively; and
●	Approved the award of non-qualified stock options, TRSUs, PRSUs amd RRSUs to Mr. Collins covering 5,000 shares, 10,000 shares, up to 2,000 shares and up to 7,500 shares of Common Stock, respectively.

The stock-based awards identified above were made to Messrs. Bosselmann, Collins and Watson in April 2022. Accordingly, the values of these awards will be included in the “Summary Compensation Table” in the amounts of compensation to be reported for the fiscal year ending January 31, 2023.

For Fiscal 2022, over 65% and 47% of all cash and equity incentive compensation, respectively, was “At Risk” for our Named Executive Officers. As discussed above, the decisions of the Compensation Committee were based on recommendations received from our CEO, the Compensation Committee’s own evaluations of each executive’s performance, the overall achievements accomplished by Gemma and the Company during Fiscal 2022 and our overall executive compensation strategy. The Compensation Committee approved the cash bonus and non-equity incentive compensation payments described above and made its recommendations for stock option and restricted stock unit awards to the Board of Directors for approval. These recommendations were approved by the independent directors of the Board of Directors in April 2022.

Competitive Market Positioning

Although the Compensation Committee has the authority under its charter to hire outside advisors to provide it with information as needed in making compensation decisions, it has not used the services of any external advisor in connection with the exercise of its responsibilities or completion of any of its initiatives. In view of the holding company structure and special factors relating to our business, the Compensation Committee believes that the engagement of a compensation consultant would not provide significant information beyond that which is already available to us at this time.

The Compensation Committee seeks to achieve executive compensation that is aligned with the program’s pay-for-performance principles and is competitive with compensation provided by a peer group of selected publicly traded companies. In determining executive compensation, the Compensation Committee considers a number of factors and data from a market-relevant group of peer companies that are potential competitors for executive talent and each Named Executive Officer’s performance and experience.

For Fiscal 2022, the peer group consisted of the following 12 companies from the specialty construction and engineering services industry (the “2022 Peer Group”).

2022
2022 Peer Group
Expro Group Holdings N.V.	MYR Group Inc.
Granite Construction Incorporated	Newpark Resources, Inc.
Gulf Island Fabrication, Inc.	Primoris Services Corporation
Infrastructure and Energy Alternatives, Inc.	Orion Marine Group, Inc.
Integrated Electrical Services Corporation	Sterling Construction Company, Inc.
Matrix Service Company	Team, Inc.

The Compensation Committee periodically reviews the composition of each annual peer group and updates it based on available market information when appropriate. The companies in the 2022 Peer Group were selected because, in the judgment of the members of the Compensation Committee, they represent companies with which we would compete for executive talent. There was one company removed from the collection comprising the peer group for Fiscal 2021 and one new company added to our 2022 Peer Group. Frank’s International N.V. was removed due to its merger with Expro Group, and it was replaced with the new combined company named Expro Group Holdings N.V.

We do not view benchmarking as a stand-alone tool for setting compensation due to the aspects of our business and objectives that may be unique to us, but we believe that gathering and reviewing this information should be a part of our compensation-related decision-making process. In exercising its collective judgment in the assessment of executive pay, the Compensation Committee uses benchmarking as one consideration. We do not target executive compensation at any specific percentile or ranking within a peer group.

Say-on-Pay Vote and Stockholder Outreach

Overview. In 2017, our advisory vote to ratify our executive compensation failed to receive the majority support from our stockholders. Disappointed by this decline in support from the prior year, the members of our Compensation Committee undertook a comprehensive stockholder outreach initiative in the summer and fall of 2017, which supplemented our ongoing investor relations program, to better understand the perspectives of our stockholders with respect to our compensation practices, and to evaluate and address any concerns or feedback we received. Based on the feedback we received from our stockholders, we made several significant changes to our executive compensation practices and disclosures. These enhancements were positively received, and our 2018 advisory vote to ratify our executive compensation received the support of approximately 93% of the votes cast.

Continuing Stockholder Engagement. Following the success of our stockholder outreach initiative in 2017, our Board of Directors determined that it would be beneficial to continue these efforts in 2018 and beyond, again to complement our regular investor relations program. For the outreach performed in advance of our 2022 Annual Meeting, we reached out to our top 25 stockholders, who collectively represented approximately 72% of our outstanding shares. Six of these investors, representing approximately 26% of our outstanding shares, accepted our invitation to schedule teleconferences, while the remaining stockholders either declined our invitation for discussion or did not respond. The conversations, which took place primarily during February 2022, were conducted by Mr. Quinn, our lead independent director, the chairman of our Compensation Committee and a member of our Nominating/Corporate Governance Committee, along with Mr. Watson, our CFO.

What We Heard. Prior year engagement efforts focused heavily on executive compensation, company strategy, board composition, succession planning, including the leadership changes at both Gemma and APC, risk mitigation efforts related to COVID-19 and environmental, social and governance (“ESG”) matters. Our February 2022 outreach continued to focus on succession planning, including the promotion of Mr. Collins to CEO of Gemma, ESG matters and share repurchase efforts. Similar to last year, stockholders expressed appreciation for our approach to succession planning. Additionally, stockholders welcomed our increased efforts to grow our renewable power sector business and to utilize our share repurchase plan. Lastly, stockholders continued to express an interest in increased ESG disclosures, though there was no consensus on content or approach, and there was a general view that Argan was not getting adequate credit from the ESG rating agencies for its efforts to date.

Next Steps. The feedback we received from stockholders during February 2022 has been conveyed to the Board for its consideration. The Board has already taken action with the granting of RRSUs in April 2022 for the purpose of incentivize our growth in the renewable power sector and the ESG subcommittee of the Board has guided management to increase our ESG polices, actions and disclosures. As noted above, we anticipate the continuation of our practice of conducting extensive stockholder outreach ahead of our 2023 Annual Meeting. We look forward to communicating with investors, and will continue to consider their views and perspectives, as appropriate, in making executive compensation decisions and establishing strategic direction for the Company going forward.

Changes Made Over the Last Four Years

Based on the feedback we received during our outreach efforts in 2017, the Compensation Committee took action. We have enhanced the disclosures included in our proxy statements by providing discussion of our executive compensation program with greater clarity including the specific factors that influence the annual decisions of the Compensation Committee on executive compensation.

We changed our standard stock option vesting period to three years from the one-year period used historically. The longer vesting period has been included in all stock option awards made since January 2018. The Compensation Committee also reduced the number of shares of our Common Stock typically covered by stock option awards made to our CEO and CFO. The lower stock option awards are now complemented with the awards of restricted stock units which are intended to introduce a stronger performance-based equity component to our long-term incentive awards. PRSUs have been awarded to Messrs. Bosselmann and Watson each April since 2018; these awards vest over three-year periods based on our total stockholder returns relative to each year’s peer group of companies. We believe that this type of incentive award is more consistent with market practice. We also believe that the measurement of total stockholder return is an appropriate performance metric as the Holding Company Named Executive Officers are considered to have direct influence on the results. The investors expressed support for our use of restricted stock units as an element of our executive compensation program and the use of this metric-scheme specifically. Additionally, in April 2021, we further reduced the number of stock option awards and added TRSUs as a component of the overall executive compensation program. These changes were made, in part, to address the negative impacts on stock options of increased dividend distributions, to encourage increased holdings of our stock, and to retain talent over the long-term.

In April 2022, 2021 and 2020, the Board awarded stock options to Mr. Bosselmann covering 12,500, 12,500 and 40,000 shares of our Common Stock, respectively, and the award of PRSUs with the targeted number of shares available for issuance equal to 12,500 shares of our Common Stock in each of those years. The vesting period for each stock option is three years. The restrictions of each PRSU lapse over three-year periods depending on the price performance of our Common Stock compared to the price performance of the common stock of each year’s peer group. Additionally, the Board approved the awards of TRSUs covering 12,500 shares to Mr. Bosselmann in both April 2022 and 2021.

Likewise, the Board awarded stock options to Mr. Watson covering 10,000, 10,000 and 32,000 shares of our Common Stock in April 2022, 2021 and 2020, respectively, with vesting over three-year periods, and awarded PRSUs to Mr. Watson with the targeted number of shares available for issuance equal to 10,000 in each of those years, with the same vesting terms as included in the awards for Mr. Bosselmann. Additionally, the Board approved the awards of TRSUs covering 10,000 shares to Mr. Watson in both April 2022 and 2021.

Depending on the price performance of our Common Stock compared with the 2022 Peer Group, the maximum numbers of shares of Common Stock that Mr. Bosselmann and Mr. Watson may earn over the three-year stock price performance period of the PRSUs awarded in April 2022 are 25,000 shares and 20,000 shares, respectively, plus adjustments for cash dividends, as determined based on the stock earning scale presented below:

Rank	13th	12th	11th	10th	9th	8th	7th	6th	5th	4th	3rd	2nd	1st
Percentile	—%	8.3%	16.6%	25.0%	33.3%	41.6%	50.0%	58.3%	66.6%	75.0%	83.3%	91.6%	100.0%
Payout	—%	—%	—%	—%	—%	—%	100%	100%	150%	200%	200%	200%	200%

The amounts of annual cash bonuses awarded to our holding company employees have typically been modest and have varied within a fairly narrow range. However, given the concerns of one institutional investor, the Compensation Committee adopted a policy that caps the annual cash incentive awards for Mr. Bosselmann and Mr. Watson to the equivalent of 200% of the amount of base salary. We believe that this policy mitigates the risk of excessive windfall awards, while not limiting our ability to adequately reward them for their performance.

In April 2021, in response to stockholder feedback and to incentivize the CEO and President of Gemma to increase the number and amounts of renewable energy projects awarded to Gemma over the next three years, we introduced RRSUs as a new component of their executive compensation packages. The maximum number of shares of Common Stock that may be issued to the CEO and President of Gemma pursuant to each RRSU is 5,000 shares, plus adjustments for cash dividends. The restrictions related to each RRSU award shall vest based on Gemma’s success in increasing the amount of New Renewable Adjusted RUPO, as defined, during certain periods within the three-year term of each RRSU agreement.

Renewable energy projects are defined as profitable projects awarded to Gemma related to solar, wind, hydrogen or other renewable-related technologies, with an emphasis on hydrogen and other renewable-related technologies which receive a multiplier of 200% and 150%, respectively. “RUPO” is defined as the value of the Remaining Unsatisfied Performance Obligations in contracts with customers, determined in accordance with accounting principles generally accepted in the United States, which represents the amount of unrecognized revenues for active contracts with customers. The amounts of the annual New Renewable Adjusted RUPO hurdles for each of the next three years are $325 million, $425 million and $550 million, and the amount of a cumulative hurdle over the three-year measurement period is $1.3 billion. If each of these hurdles are exceeded (each are mutually exclusive), the number of shares related to each hurdle of the RRSU award for the CEO and President of Gemma will be earned and issued at the end of the corresponding period covering 1,000, 1,000, 1,000 and 2,000 shares of Common Stock, respectively. Unfortunately, the actual amount of renewable energy project awards failed to reach the $325 million New Renewable Adjusted RUPO hurdle, resulting in the forfeiture of RRSUs covering 1,000 shares of Common Stock.

In April 2022, the Board awarded RRSUs to Mr. Collins covering 7,500 shares of our Common Stock, plus adjustments for cash dividends (the “2022 RRSU Award”). For the 2022 RRSU Award, the amounts of the annual New Renewable Adjusted RUPO hurdles for each of the next three years are $150 million, $225 million and $300 million, and the amount of a cumulative hurdle over the three-year measurement period is $675 million. If each of these hurdles are exceeded (each are mutually exclusive), the number of shares related to each hurdle of the RRSU award for the CEO of Gemma will be earned and issued at the end of the corresponding period covering 1,500, 1,500, 1,500 and 3,000 shares of Common Stock, respectively. The reduced hurdles for the 2022 RRSU Award compared to the higher hurdles applicable to the RRSUs awarded last year reflect an acknowledgement that the market and related supply chain has significantly impacted the growth in renewables.

Additionally, in April 2021, to continue to incentivize collaboration with our three other subsidiaries, the Board awarded PRSUs to Mr. Collins and Mr. Trebilcock, with the targeted number of shares available for issuance to the CEO and President of Gemma equal to 1,000 shares.  In April 2022, the Board awarded PRSUs to Mr. Collins with the targeted number of shares available for issuance to the CEO of Gemma equal to 1,000 shares.

Although there was not a clear consensus from our stockholders on this matter, the Compensation Committee has committed to a policy of not entering into any new employment agreements with “single-trigger” change-in-control provisions. The Compensation Committee did consider amending the existing agreements to remove these provisions. However, after careful deliberation, the members ultimately concluded that obtaining agreement on such amendments would have required significant trade-offs that were not in the best interests of our stockholders.

As indicated above, the Compensation Committee continues to evaluate the composition of the peer group of companies. The members of the currently constituted group that we intend to use in order to provide effective comparisons for our financial performance are included in the chart above. This peer group of companies is also used to evaluate whether the compensation elements and amounts for our executives are competitive with market practices. During the last four years, we made several changes to the peer group which we believe reflect the increasing complexity of our business and the evolving market in which we compete for talent. The members of the Compensation Committee intend to continue the ongoing dialogue with investors and our proxy advisory firm and, if appropriate, will continue to consider their feedback as we make future changes to the Company’s executive compensation programs that are consistent with our corporate business objectives.

2017 Changes Implemented by the Compensation Committee

We also note here that the Company adopted policies and guidelines during Fiscal 2017 in order to incorporate evolving “best practices” into our executive compensation program. These new policies, which were also described in our previous four proxy statements, are summarized below.

Stock Ownership Guidelines. The Board of Directors established stock ownership guidelines for the Named Executive Officers and the non-employee members of the Board to further align their economic interests with those of our stockholders. Under these guidelines, stock ownership includes shares owned directly or held in trust by an individual. The policy does not encompass shares that an individual has the right to acquire through the exercise of stock options. The guidelines are expected to be met within five years of the date they were established. The Board periodically reviews the stock ownership guidelines and may make adjustments. The Board of Directors will require that each Named Executive Officer owns a minimum number of shares of our Common Stock under the guidelines set forth in the table below.

	Required Ownership	Ownership	Shares Held	Value as of	Meets
Name	(multiple of salary)	Requirement	Calculation	April 27, 2022	Requirement
Rainer H. Bosselmann	CEO – 5X	$1,125,000	379,974	$13,861,452	Yes
Charles E. Collins IV	CEO, Gemma – 1X	$400,000	8,414	$306,943	In Process
T. Colin Trebilcock	President, Gemma – 1X	$315,000	3,789	$138,223	In Process
David H. Watson	CFO – 1X	$225,000	32,562	$1,187,862	Yes

Included in the number of shares held by each Named Executive Officer presented above are 25% of the target number of shares of Common Stock that may be issued to each officer pursuant to outstanding PRSUs, RRSUs and TRSUs, even though such shares are not considered beneficially owned for purposes of the “Principal Stockholders” table included herein.

Until the applicable ownership requirement is achieved, each individual is required to retain shares of Common Stock with a total value of at least 50% of the intrinsic value, net of taxes, of any shares that he or she acquires under a Company stock option or stock award plan. Excluding sales of shares related to taxes associated with the exercising of stock options or vesting of stock awards, no sales of existing stockholdings are permitted until the applicable required stock ownership quantity is attained. Once the applicable ownership requirement is attained, the individual may sell any shares that exceed the applicable minimum requirement.

Each non-employee member of our Board of Directors shall own a minimum of 10,000 shares of our Common Stock, and each one has either exceeded the stock ownership threshold or is generally making satisfactory progress toward achieving the ownership requirement.

Clawback Policy. The Company adopted a clawback policy covering performance-based incentive compensation. Under this policy, the Board of Directors may, in its sole discretion and to the extent that it determines it is in the Company’s best interest to do so, require the reimbursement of all or a portion of any performance-based incentive compensation, if:

●	This compensation was based on the achievement of financial results that were subsequently the subject of, or affected by, a restatement of all or a portion of the Company’s financial statements;
●	The executive officer engaged in gross negligence, intentional misconduct or fraud that caused or partially caused the need for the restatement; and
●	The amount of performance-based incentive compensation that would have been awarded to, or the profit realized by the executive officer would have been lower, had the financial results been properly reported.

No Pledging Policy. As an element of the new stock ownership guidelines, no officer or director of the Company may pledge, hypothecate, or create any lien or security interest on, or enter into a margin contract secured by, any shares, options to purchase shares, or any other interest in shares of our Common Stock.

Anti-Hedging Policy. Our Board also approved an anti-hedging policy which prohibits all of our directors, employees, and agents from (i) speculative trading in our securities; (ii) engaging in hedging transactions using our securities; (iii) “short selling” our securities; or (iv) trading derivative securities, such as put options, call options, swaps, or collars related to our Common Stock.

Major Elements of Executive Compensation and Analysis of Compensation Decisions

Annually, the Compensation Committee considers each of the following elements of executive compensation, individually and in the aggregate, when making decisions regarding the ratification and/or approval of compensation amounts for each Named Executive Officer. The Compensation Committee has reviewed the structure of the Company’s executive compensation program for imprudent risks and it has discussed the findings of this risk assessment with management. The members of the Compensation Committee believe that our executive compensation program does not motivate employees to take risks that are reasonably likely to have a material adverse effect on us.

Annual Base Salaries. Each Named Executive Officer is paid an annual base salary which amount reflects the value of the executive’s skills to the Company, experience with the Company and prior, the record of achievement, expectations of future accomplishments and other factors considered important to the Company. Base salary levels are established in order to attract quality executives, to provide a fixed base of cash compensation, and to recognize the challenges and varied skill requirements of different positions.

Base salaries are reviewed annually and from time to time in connection with a promotion or other change in responsibilities. In making individual salary recommendations to the Compensation Committee, our CEO evaluates the performance of the other Named Executive Officers, reviews market compensation levels for comparable positions, and considers the particular executive’s potential attractiveness to other companies while mindful of the overall financial health and performance of the Company. The Compensation Committee reviews the salary recommendations of the CEO and, together with impressions formed based on the observations of the members, approves base salaries for Named Executive Officers. The Compensation Committee sets the base salary for the CEO. In so doing, the Compensation Committee members annually review the performance of the CEO and other relevant information. The base salary amounts paid to each Named Executive Officer for the fiscal years ended January 31, 2022, 2021 and 2020 are set forth in the “Salary” column of the “Summary Compensation Table” presented below. Effective March 2021, Mr. Watson’s base salary amount was increased to $225,000. Effective November 2021, in conjunction with his promotion to CEO of Gemma, Mr. Collin’s base salary amount was increased to $400,000. No further changes were made to the base salaries of the other Named Executive Officers for the fiscal year ended January 31, 2022.

Annual Cash Bonuses. The Compensation Committee may award cash bonus payments to Named Executive Officers in order to recognize and to reward individual performance that has meaningfully enhanced the operations and financial results of the Company during the most recently completed fiscal year. Awards are intended to convey to executives that good performance is recognized and valued by the members of the Compensation Committee.

Furthermore, we believe that annual cash bonus awards strongly encourage executives to continue to improve their efforts in delivering annual results that are aligned with our long-term goals. At the conclusion of each fiscal year, the CEO submits recommended annual cash bonus award amounts for each of the other Named Executive Officers to the Compensation Committee for consideration and ultimate approval.

After reviewing the recommendations of the CEO, the Fiscal 2022 financial performance of the Company as a whole, the continued navigation of the COVID-19 pandemic, the strong safety record, the increased ESG efforts, the successful tax savings, applicable employee contract performance calculations and the individual performances of Messrs. Bosselmann, Collins, Trebilcock and Watson, the Compensation Committee approved an aggregate amount of $2,107,000 in annual cash awards for Fiscal 2022. The amounts of the cash bonus awards earned by each Named Executive Officer for the fiscal years ended January 31, 2022, 2021 and 2020 are set forth in the “Bonus” column of the “Summary Compensation Table” presented below. The amounts of cash awards determined pursuant to non-equity incentive compensation plans included in the employment agreements for the CEO and President of Gemma are presented in the corresponding column of the “Summary Compensation Table”. The cash awards related to Fiscal 2022 were paid to executives in March and April 2022. The annual cash bonus award amounts for Messrs. Bosselmann and Watson will continue to be subject to maximum amounts equal to 200% of the corresponding base salary amounts.

Long-Term Equity-Based Compensation. Named Executive Officers are eligible to receive grants of long-term equity-based compensation awards under our Stock Plans. In the past, equity-based awards to Named Executive Officers consisted of time-vesting stock options which the Compensation Committee members continue to believe respond to the objectives of our executive compensation program:

●	Linking incentive compensation to the Company’s long-term performance;
●	Creating long-term stockholder value;
●	Aligning the financial interests of the Named Executive Officers with the financial interests of stockholders; and
●	Rewarding actions that enhance long-term stockholder returns.

However, commencing with awards made four years ago, the Compensation Committee combined PRSUs with non-qualified stock options for the long-term equity-based compensation awards made to Mr. Bosselmann and Mr. Watson. The vesting related to the awards depends on the price performance of our Common Stock measured against the price performance of a peer group of common stocks over a three-year period. In addition, the vesting period associated with non-qualified stock options awarded to each executive is three years, consistent with the elongated vesting period policy for stock options that was adopted by the Compensation Committee in January 2018.

Over the past two years, the Compensation Committee reduced the number of annual stock option awards and added TRSUs as a component of the overall executive compensation program.  These changes were made, in part, to address the negative impacts on stock options of increased dividend distributions, to encourage increased holdings of our stock, and to retain talent over the long-term.  Additionally, in response to stockholder feedback and to incentivize the CEO and President of Gemma to increase the number and amounts of renewable energy projects awarded to Gemma over the next three years, we introduced RRSUs.

In making each award determination, the Compensation Committee considered key business priorities, peer group trends, potential stockholder dilution and the general economic environment. Stock options are typically used as incentives to align the priorities of Named Executive Officers with those of our stockholders because stock options provide value to holders only if our stock price increases from the date of grant to the date of exercise. In addition, except with respect to certain terminations following a change in control of the Company, the continued employment of a stock option holder is required for the vesting of each stock option to occur. Thus, the potential realization of the value of outstanding but unvested stock options meaningfully encourages executives to remain with the Company, as leaving the Company results in the forfeiture of the value and potential gain associated with any unvested stock option awards.

Based on the results of its deliberations focused on performance for Fiscal 2022, the Compensation Committee recommended the award of stock options to Messrs. Bosselmann, Watson and Collins on April 12, 2022, which were subsequently approved by the independent members of the Board, having grant date fair values of approximately $83,500, $66,800 and $33,400, respectively, based on the Black-Scholes valuation model and an option exercise price equal to the price of the underlying Common Stock on the date of grant ($36.78 per share). PRSUs were awarded to Messrs.  Bosselmann, Watson, and Collins on April 18, 2022 with estimated fair value amounts of approximately $406,702, $325,362 and $32,536, respectively. In addition, TRSUs were awarded to Messrs.  Bosselmann, Watson and Collins on April 18, 2022 with estimated fair value amounts of approximately $459,750, $367,800 and $367,800, respectively. Lastly, RRSUs were awarded to Mr. Collins on April 18, 2022 with an estimated fair value amount of approximately $137,925. Information regarding stock options and PRSUs awarded to Named Executive Officers during Fiscal 2022 is presented in the “Grants of Plan-Based Awards Tables” section of this Proxy Statement that is included below. The fair value amounts of the stock options and restricted stock units awarded to Named Executive Officers during the fiscal years ended January 31, 2022, 2021 and 2020 are set forth in the “Summary Compensation Table” that is also presented below.

Severance and Change in Control Benefits

In the event of a change in control, Mr. Bosselmann is entitled to receive benefits under an individual arrangement negotiated with the Company some time ago. Also, in the event of employment termination, Messrs. Bosselmann, Collins, Trebilcock and Watson may be paid severance benefits in certain circumstances pursuant to each executive’s individual agreement negotiated with the Company. The estimated severance benefits that would be payable to each executive under the respective arrangements upon the occurrence of certain events are set forth in the chart that is included in the section “Potential Payments upon Termination” below. Providing severance and change in control benefits assists the Company in attracting and retaining executive talent. Additional details regarding the severance and change in control provisions of the employment agreement for each current Named Executive Officer are also provided below in the “Summary of Employment Arrangements” section of this Proxy Statement.

The members of the Compensation Committee believe that the existence of the change in control benefits, or single-trigger severance benefits, included in the employment agreement for Mr. Bosselmann should be considered in light of the stockholder value created by the management team assembled and the Company’s desire to retain this individual. Mr. Bosselmann, both the Chairman of our Board and our CEO, has served in these capacities since 2003 leading the Company through periods of acquisition integration, economic downturns and significant growth.

To keep the impacts of the change in control provision in perspective, it is important to note that the Company’s market capitalization was approximately $30 million prior to the Company’s acquisition of Gemma in December 2006. Based upon the closing market price of our Common Stock at January 31, 2022, the Company’s market capitalization was approximately $567 million, or approximately 19 times higher than that at the time of the acquisition. This increase does not reflect an aggregate of $171 million in dividends paid to the Company’s stockholders over the past eleven years. The principal reason for this market capitalization expansion and the funding source for the cash dividends that have benefitted the stockholders relates to the allocation of capital to, and the performance of, Gemma. This stockholder value creation significantly exceeds the potential additional salary and benefits in the approximate amounts of $730,000 that might be due to Mr. Bosselmann, upon a change in control. We believe that it is unlikely that these amounts would represent meaningful impediments to the legitimate interest of a potential acquirer.

Nonetheless, the Company intends to refrain from including single-trigger change-in-control severance benefits in employment agreements with other executive officers, now and in the future.

Each of our stock plans and the corresponding written agreements with the executives describe the effects on outstanding stock options and stock awards of the termination of a holder’s employment with the Company under various circumstances, including the provision that all outstanding stock options and stock awards shall generally become fully vested upon a change in control of the Company, as defined in the applicable stock plan document

Other Benefits

We maintain three tax qualified defined contribution retirement plans (the “401(k) Plans”) that cover substantially all salaried and hourly employees. Each of the Named Executive Officers participates in a 401(k) Plan. Each employee is entitled to participate in only one of the 401(k) Plans. We do not maintain any defined benefit pension plan or non-tax qualified supplemental retirement plan. Group benefits for active employees such as medical, dental, vision, life insurance and disability coverages are available to substantially all salaried and hourly employees, including Named Executive Officers, through our employee health and welfare plans.

Tax Deductibility of Compensation

The Tax Cuts and Jobs Act, signed into law in December 2017, established additional limitation on the deduction for certain executive compensation under Section 162(m). For tax years beginning after December 31, 2017 (i.e., our Fiscal 2019), the exception for performance-based compensation was eliminated and covered employees (those subject to the deduction limitation) now includes the chief financial officer. Further, once an employee qualifies as a covered employee, the limitation applies to that person as long as the company pays that person compensation (even if retired or severed). As such, we cannot deduct compensation in excess of $1,000,000 for Mr. Griffin.  The compensation amounts for the other Named Executive Officers unrelated to the exercise of non-qualified stock options generally have not exceeded the $1,000,000 excess compensation threshold.

Summary of Our Executive Compensation Principles and Objectives

Our executive compensation program is designed to reward executives who contribute to our consistent favorable performance and successful attainment of strategic goals and operating plans with total compensation that is comparable to those companies with which we compete for executive talent. The executive compensation program is intended to maintain a strong link between compensation and performance and is intended to achieve the following:

●	First and foremost, attract, retain and motivate highly-performing executives who drive our businesses and financial performance;
●	Support our Company’s business strategies and the achievement of the Company’s short-term and long-term goals by encouraging profitable growth and increased stockholder value;
●	Align the interests of the Named Executive Officers with the long-term interests of our stockholders;
●	Promote Common Stock ownership of the Company; and
●	Discourage excessive risk-taking.

Overall levels of executive compensation are established based on an assessment of our performance as a whole. Individual executive compensation is determined based on an assessment of the experience and performance of each Named Executive Officer, as well as the compensation levels of comparable positions in our peer group and general market practices. Variation in compensation among the Named Executive Officers reflects the different roles, responsibilities, and performance of the Named Executive Officers, as compared to comparable positions in the peer group with which we compete for talent. As noted before, the Holding Company Named Executive Officers perform substantially different functions from operating subsidiary Named Executive Officers, and are thus compensated with relatively lower base salaries and generally receive a greater mix of stock-based compensation.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the preceding Executive Compensation Discussion and Analysis as required by Item 402(b) of Regulation S-K. Based on such review and discussion, the Compensation Committee recommended to the Board that it be included in this Proxy Statement and be incorporated by reference into our Annual Report. The foregoing report has been furnished on behalf of the Board by the undersigned members of the Compensation Committee.

Submitted by the Compensation Committee of the Board of Directors:

James W. Quinn (Chairman, Compensation Committee)

Cynthia A. Flanders (Member, Compensation Committee)

William F. Leimkuhler (Member, Compensation Committee)

Summary Compensation Table

For Fiscal 2022, we are reporting compensation for four “Named Executive Officers” identified below, including the Company’s CEO and CFO, and the Chief Executive Officer and President of Gemma. The following table sets forth the total amount of compensation paid to or earned by these Named Executive Officers for services in all capacities for the fiscal years ended January 31, 2022, 2021 and 2020.

	Fiscal					Non-equity
Name and Principal	Year Ended	Salary	Bonus	Stock	Stock Option	Incentive Plan	All Other	Total
Position	January 31,	Earned	Earned	Awards (1)	Awards (1)	Compensation (2)	Compensation (3)	Compensation
Rainer H. Bosselmann	2022	$225,000	$225,000	$1,286,250	$139,000	$—	$1,913	$1,877,163
Chief Executive Officer	2021	225,000	200,000	373,861	227,200	—	1,834	1,027,895
	2020	225,000	200,000	444,960	467,365	—	1,200	1,338,525

David H. Watson	2022	$222,917	$250,000	$1,029,000	$111,200	$—	$2,812	$1,615,929
Senior Vice President,	2021	200,000	180,000	299,088	181,760	—	2,647	863,495
Chief Financial Officer,	2020	200,000	180,000	355,970	373,890	—	1,380	1,111,240
Treasurer and Corporate
Secretary

Charles E. Collins IV	2022	$333,689	$—	$457,800	$—	$816,000	$41,200	$1,648,689
Chief Executive Offier, Gemma	2021	315,000	—	—	56,800	662,000	30,784	1,064,584
	2020	291,667	—	—	86,732	450,000	29,200	857,599

T. Colin Trebilcock	2022	$315,000	$—	$457,800	$—	$816,000	$41,200	$1,630,000
President, Gemma	2021	315,000	—	—	56,800	662,000	30,784	1,064,584
	2020	291,667	—	—	86,732	450,000	29,200	857,599

(1)	Amounts represent the aggregate award-date fair value computed for financial reporting purposes reflecting the assumptions discussed in Note 12 – Stock-Based Compensation of our consolidated financial statements that are included in Item 8 of our Annual Report on Form 10-K for the year ended January 31, 2022.
(2)	Amounts represent cash earnings for Mr. Collins and Mr. Trebilcock for Fiscal 2022 determined pursuant to the incentive compensation terms of their employment agreements.
(3)	Amounts represent matching and profit-sharing contributions made pursuant to the Company’s 401(k) plans, term life insurance premiums, and car allowance payments made to Messrs. Collins and Trebilcock.

Executive Officers Who Are Not Directors

Mr. Watson, age 46, was appointed our Senior Vice President, Chief Financial Officer, Treasurer and Corporate Secretary, effective October 15, 2015. Mr. Watson is a certified public accountant and has held senior financial positions with public and private companies for over 16 years. Mr. Watson was the chief financial officer of Gladstone Investment Corporation from 2010 until 2015 and also served as its treasurer from 2012 until 2015. Gladstone Investment Corporation is a closed-end, non-diversified management investment company. Mr. Watson holds a BS degree from Washington & Lee University and an MBA degree from the University of Maryland.

Mr. Collins, age 45, was promoted to the position of Chief Executive Officer of Gemma in November 2021. He had served as Co-President of Gemma since August 2018. Additionally, he served as Director of Projects at Gemma from July 2018 to July 2019. Prior to July 2018, Mr. Collins served as a Gemma Project Manager. Mr. Collins graduated from The State University of New York with a degree in physics, is a certified Project Management Professional and holds several state contracting licenses for Gemma.

Mr. Trebilcock, age 51, has served as the sole President of Gemma since November 2021. He served as Co-President of Gemma since August 2018. Additionally, Mr. Trebilcock served as a Senior Project and Construction Resource Manager at Gemma from July 2018 to July 2019. From March 2016 to July 2017, he served as a Gemma Senior Project Manager. Prior to March 2016, Colin served as a Gemma Project Manager. Mr. Trebilcock is a veteran of the U.S. Navy Nuclear Power Program and is a certified Project Management Professional. He graduated from Washington & Jefferson College with a degree in history.

Summary of Employment Agreements

Rainer H. Bosselmann. On January 3, 2005, the Company entered into an employment agreement with Rainer H. Bosselmann as its Chief Executive Officer. Pursuant to the agreement, the Company agreed to employ Mr. Bosselmann for an initial term of one year, which term automatically renews for successive one-year periods unless the Company or Mr. Bosselmann provides at least 90 days’ prior written notice of its or his election not to renew. The agreement provides for an annual base salary during the employment period, subject to increase (but not reduction) from time to time in such amounts as the Company, in its reasonable discretion, deems to be appropriate. For the year ended January 31, 2022, the annual base salary for Mr. Bosselmann was $225,000.

The agreement also provides for an annual bonus with the payment and amount determined at the discretion of the Board of Directors of the Company, subject to the satisfaction of any reasonable performance criteria established for Mr. Bosselmann with respect to such year. The agreement further provides that he may participate in any stock option, incentive and similar plans established by the Company and shall be granted stock options and other benefits similar to options and benefits granted to other executives, subject in all cases to the satisfaction by Mr. Bosselmann of the terms and conditions of such plans and to the reasonable exercise by the Board of any discretion granted to it or them thereunder. The Compensation Committee approved the payment of cash bonuses to Mr. Bosselmann in March 2022, March 2021 and March 2020, relating to the fiscal years ended January 31, 2022, 2021 and 2020, in the amounts of $225,000, $200,000 and $200,000, respectively.

Subsequent to each fiscal year end, options to purchase shares of Common Stock are typically awarded to our CEO by the Board of Directors. Pursuant to the terms of the 2020 Stock Plan, non-qualified stock options were awarded to Mr. Bosselmann by the Board of Directors in April 2022 covering 12,500 shares of our Common Stock with a per share exercise price of $36.78. This stock option will become exercisable in equal installments on the first three anniversaries of the date of award and will expire on the ten-year anniversary of the award date.

Additionally, subsequent to the end of Fiscal 2022 and pursuant to the 2020 Stock Plan, the Board of Directors awarded PRSUs and TRSUs to Mr. Bosselmann, as discussed above in the “Executive Compensation Discussion and Analysis” section of this Proxy Statement.

As discussed in that section, the performance-related restrictions related to the applicable number of shares of Common Stock will lapse at the end of a three-year period based on the rank of the total return performance of our Common Stock versus the total return performance of the common stock of the 2022 Peer Group of twelve other companies. Pursuant to this arrangement and depending on the stock performances, the target number of shares of Common Stock for the award is 12,500 shares and the maximum number of shares of Common Stock that Mr. Bosselmann may earn pursuant to this award is 25,000 shares, before adjustments for cash dividends. As also discussed above, the restrictions related to the TRSUs awarded to Mr. Bosselmann and covering 12,500 shares of Common Stock will lapse over a three-year period in equal installments on the next three anniversary dates of the award date, before adjustments for cash dividends.

In April 2022 and April 2021, Mr. Bosselmann was issued 11,231 shares of Common Stock and 22,484 shares of Common Stock, respectively, that he earned under PRSUs that were awarded to him in April 2018 and April 2019, respectively. In April 2022, Mr. Bosselmann was also issued 4,264 shares of Common Stock (including a portion related to cash dividends) that he earmed on the first anniversary of the TRSU awarded to him in April 2021.

Under his employment agreement, in the event that Mr. Bosselmann’s employment is terminated for any of the reasons specified below or there occurs a “change in control,” Mr. Bosselmann will receive a single lump sum payment in an amount equal to 24 months of his base salary within thirty (30) days after his termination of employment or change in control, as the case may be, without reduction or offset for any other monies which he may thereafter earn or be paid. The reasons which would cause payment to be made to Mr. Bosselmann upon termination include:

(i)	termination due to a material diminution of Mr. Bosselmann’s duties, authority or responsibility, or a material impairment by action of the Company of his ability to perform his duties and responsibilities, regardless of whether such diminution is accompanied by a change in Mr. Bosselmann’s title with the Company;
(ii)	termination due to a material breach by the Company of any provision of the employment agreement, which breach continues for a period of 30 days after written notice of such breach is given by Mr. Bosselmann to the Company; and
(iii)	termination by the Company at any time without cause, including notice of non-renewal of the employment agreement.

Mr. Bosselmann shall also be entitled, for a period of 24 months from the termination of his employment or a change in control, as the case may be, to the continuation of all benefits, excluding sick and vacation time, subject to any applicable employee co-payments. If his employment is terminated by the Company “for cause,” if termination of employment occurs due to his death or disability, or if employment is terminated voluntarily by Mr. Bosselmann for any reason other than as set forth in the preceding paragraph, the Company will not be obligated to make any payments to him by reason of his cessation of employment other than such amounts, if any, of his base salary that have accrued and remain unpaid and such other amounts which may then otherwise be payable to him from the Company’s benefit plans or reimbursement policies, if any.

David H. Watson. Effective October 15, 2015, the Company entered into an employment agreement with Mr. Watson as Senior Vice President, Chief Financial Officer, Treasurer and Corporate Secretary. Pursuant to the employment agreement, we agreed to employ Mr. Watson for an initial term of one and one-half years. Mr. Watson’s employment automatically renews for one-year periods on April 30 each year unless the Company or Mr. Watson provides 60 days’ written notice of its or his election not to renew. The agreement provided for an annual base salary of $200,000. Effective March 1, 2021, the annual base salary for Mr. Watson was increased to $225,000.

The agreement also provides for an annual bonus payment at the sole discretion of our Board of Directors, subject to the satisfaction of reasonable performance criteria as shall be established for such year. During the term of the agreement, Mr. Watson shall be eligible to participate in any stock option, incentive and similar plans established by the Company from time to time. The Compensation Committee approved the payment of cash bonuses to Mr. Watson in March 2022, March 2021 and March 2020, relating to the fiscal years ended January 31, 2022, 2021 and 2020, in the amounts of $250,000, $180,000 and $180,000, respectively.

Subsequent to each fiscal year end, options to purchase shares of Common Stock are also typically awarded to our CFO by the Board of Directors. Accordingly, non-qualified stock options were awarded to Mr. Watson by the Board in April 2022 covering 10,000 shares of our Common Stock, with a per share exercise price of $36.78. These stock options will vest over a three-year period with one-third of the options becoming exercisable on each of the first three anniversaries of the date of the award. These options will expire on the ten-year anniversary of the award date.

Additionally, subsequent to the end of Fiscal 2022 and pursuant to the 2020 Stock Plan, the Board of Directors awarded PRSUs and TRSUs to Mr. Watson. Mr. Watson’s PRSUs include the same vesting basis that pertains to Mr. Bosselmann’s PRSU award that is discussed above.

Pursuant to this arrangement and depending on the stock performances of the Company and the 2020 Peer Group of companies over the three-year period, the target number of shares of Common Stock for the award is 10,000 shares and the maximum number of shares of Common Stock that Mr. Watson may earn is 20,000 shares, before adjustment for cash dividends. The restrictions related to the TRSUs awarded to Mr. Watson and covering 10,000 shares of Common Stock will lapse over a three-year period in equal installments on the next three anniversary dates of the award date, before adjustments for cash dividends.

In April 2022 and April 2021, Mr. Watson was issued 8,984 shares of Common Stock and 17,987 shares of Common Stock, respectively, that he earned under PRSUs that were awarded to him in April 2018 and April 2019, respectively. In April 2022, Mr. Watson was also issued 3,411 shares of Common Stock (including a portion related to cash dividends) that he earmed on the first anniversary of the TRSU awarded to him in April 2021.

In the event that Mr. Watson is terminated by the Company at its convenience or by him for good reason (as defined in his agreement), then he shall be entitled to (i) continue to receive his salary for the duration of six months, and (ii) continue to participate in our benefit plans and programs (other than the Company’s 401(k) plan and any other qualified retirement plan(s)) for a period of six months or, in the case of the Company’s health plan(s), until Mr. Watson becomes eligible for health insurance from another source other than Medicare. Mr. Watson is subject to certain confidentiality provisions under his employment agreement and, during the term of his employment and for two years thereafter, he is subject to certain non-solicitation covenants as more fully described in the employment agreement.

Charles E. Collins IV. On November 15, 2019, Gemma entered into an employment agreement with Mr. Collins who serves as Chief Executive Officer of Gemma. The initial term of his employment ended on January 31, 2022, but the term automatically renewed for a one-year period and will continue to automatically renew for successive one-year periods, subject to various terms, unless earlier terminated as provided in his employment agreement.

Gemma pays Mr. Collins a base compensation at the annual rate of $400,000 (effective in November 2021) and provides other standard employee benefits. In addition, Mr Collins is entitled to earn performance-based compensation related to the attainment of one or more performance goals for the applicable year. The criteria and formulas that shall be used in the annual determination of performance-based compensation awards are detailed in the employment agreement. In summary, the four performance goals relate to Gemma’s achievement of certain levels of adjusted EBITDA (as defined in the employment agreement) and adjusted EBITDA as a percent of revenues, to Gemma’s meeting certain safety targets and to the annual increase in active contract backlog. Notwithstanding anything to the contrary contained in the applicable detailed provisions of the agreement, the total amount of performance-based compensation for any fiscal year as a result of the attainment of one or more of the performance goals shall not exceed a total amount of $2,500,000. Based on calculations approved by the Compensation Committee, incentive cash compensation was awarded to Mr. Collins for Fiscal 2022 in the amount of $816,000.

In April 2022, non-qualified stock options also were awarded to Mr. Collins by the Board in covering 5,000 shares of our Common Stock, with a per share exercise price of $36.78. These stock options will vest over a three-year period with one-third of the options becoming exercisable on each of the first three anniversaries of the date of the award. These options will expire on the ten-year anniversary of the award date.

Additionally, subsequent to the end of Fiscal 2022 and pursuant to the 2020 Stock Plan, the Board of Directors awarded PRSUs, RRSUs and TRSUs to Mr. Collins, as discussed above in the “Executive Compensation Discussion and Analysis” section of this Proxy Statement. The PRSUs for Mr. Collins include the same vesting basis that is included in the PRSU awards discussed above for Mr. Bosselmann and Mr. Watson. Depending on the stock performances of the Company and the 2020 Peer Group of companies over the three-year period, the target number of shares of Common Stock for the award is 1,000 shares and the maximum number of shares of Common Stock that Mr. Collins may earn is 2,000 shares, before adjustment for cash dividends. The restrictions related to the TRSUs awarded to Mr. Collins and covering 10,000 shares of Common Stock will lapse over a three-year period in equal installments on the next three anniversary dates of the award date, before adjustments for cash dividends.

As discussed above in the “Executive Compensation Discussion and Analysis” section of this Proxy Statement, the RRSUs awarded to Mr. Collins represent an incentive for the Chief Executive Officer of Gemma to increase the number and amounts of renewable energy projects awarded to Gemma over the next three years. The restrictions related to the RRSU award shall lapse based on Gemma’s success in increasing the amount of New Renewable Adjusted RUPO, as defined, during certain periods within the three-year period of the RRSU agreement. The maximum number of shares of Common Stock that may be issued pursuant to the RRSUs is 7,500 shares.

In the event that the employment of Mr. Collins is terminated by Gemma at its convenience or by Mr. Collins for good reason, then he shall be entitled to (i) continue to receive his base compensation for twelve (12) months, (ii) a pro-rata share of any performance-based compensation determined (based on audited financial numbers) at the end of the fiscal year in which the employment termination occurs, and (iii) continue to participate in certain Gemma’s health and benefit plans and programs for the duration of twelve (12) months under certain conditions. The compensation, allowances and benefits described in the severance provisions of the employment agreement shall continue to be paid or provided at the times and in the manner consistent with the standard payroll practices of Gemma for their active executive-level employees.

T. Colin Trebilcock. On November 15, 2019, Gemma entered into an employment agreement with Mr. Trebilcock to  serve as Co-President of Gemma. In November 2021, Mr. Trebilcock became the President of Gemma. The initial term of his employment ended on January 31, 2022, but the term automatically renewed for a one-year period and will continue to automatically renew for successive one-year periods, subject to various terms, unless earlier terminated as provided in his employment agreement.

Gemma pays Mr. Trebilcock base compensation at the annual rate of $315,000 and provides other standard employee benefits. In addition, as Co-President, Mr. Trebilcock was entitled to earn performance-based compensation related to the attainment of one or more performance goals for the fiscal year ended January 31, 2022. The criteria and formulas that were used in the determination of performance-based compensation for Mr. Trebilcock are detailed in his employment agreement. In summary, the four performance goals for Mr. Trebilcock for the fiscal year ended January 31, 2022 were the same as those for Mr. Collins and related to Gemma’s achievement of certain levels of adjusted EBITDA and adjusted EBITDA as a percent of revenues, to Gemma’s meeting certain safety targets and to the annual increase in active contract backlog. Based on calculations approved by the Compensation Committee, incentive cash compensation was awarded to Mr. Trebilcock for Fiscal 2022 in the amount of $816,000.

Based on an amendment to the employment agreement effective February 1, 2022, Mr. Trebilcock is no longer entitled to the incentive cash compensation described above, Instead, for each fiscal year of the Company occurring within, or partially within, the term of the employment agreement, Mr. Trebilcock shall be eligible to receive an annual bonus as determined in the sole discretion of the Board, subject to satisfaction of such reasonable performance criteria as may be established for Mr. Trebilcock with respect to such year.

Pursuant to the amendment to the employment agreement, in the event that the employment of Mr. Trebilcock is terminated by Gemma at its convenience or by Mr. Trebilcock for good reason, then he shall be entitled to continue to receive his base compensation for twelve (12) months and to continue to participate in certain of Gemma’s health and benefit plans and programs for the duration of twelve (12) months under certain conditions. The compensation and benefits described in the severance provisions of Mr. Trebilcock’s employment agreement shall continue to be paid or provided at the times and in the manner consistent with the standard payroll practices of Gemma for their active executive-level employees.

Code of Ethics

We have established a Code of Ethics that applies to our CEO and our CFO. The Code of Ethics embodies our commitment to the highest standards of ethical and professional conduct and imposes a higher standard of honesty and integrity than the Company’s Code of Conduct that applies to, and is acknowledged in writing by, all of our employees. The Board of Directors, or the Audit Committee, shall determine, or designate appropriate persons to determine, remedial actions to be taken in the event of a violation of the Code of Ethics and has full and discretionary authority to approve any amendment to or waiver from this Code of Ethics. Any such amendment or waiver will be promptly disclosed as required by applicable law or regulation.

Potential Payments upon Termination

The terms of the employment agreements with our Named Executive Officers provide that we pay certain severance benefits in the event that one of them is terminated by us other than for “cause” as that term is defined in each applicable agreement. Mr. Bosselmann is also entitled to receive the severance benefits described herein upon a “change-in-control” as that term is defined in his employment agreement.

The following table presents amounts payable to the executives considered Named Executive Officers for Fiscal 2022 based on the assumption that the executives are terminated without cause on January 31, 2022. The section entitled “Summary of Employment Arrangements” above includes descriptions of the payments which shall be made to Mr. Bosselmann upon a change in control.

	Base		Cash Incentive		Health Care
Executive Officer	Salary		Payments		Benefits/Other		Totals

Rainer H. Bosselmann	$450,000	(1)	$225,000	(2)	$54,743	(1)	$729,743
David H. Watson	112,500	(3)	250,000	(2)	12,687	(3)	375,187
Charles E. Collins IV	400,000	(4)	816,000	(5)	36,717	(4)	1,252,717
T. Colin Trebilcock	315,000	(4)	816,000	(5)	6,492	(4)	1,137,492

(1)	Amounts represent the lump sum payment of an amount equal to 24 months of base salary and the continuation of benefit payments for twenty-four months, respectively.
(2)	Amounts represents the cash bonus amounts awarded for Fiscal 2022 but paid after January 31, 2022.
(3)	Amounts represent the continuation of salary and benefits payments for six months, respectively.
(4)	Amounts represent the continuation of salary and benefits, respectively, for twelve months.
(5)	Amounts represents the total of the non-equity incentive compensation earned and cash bonus amounts awarded for Fiscal 2022 but paid after January 31, 2022.

Grants of Plan-Based Awards Tables

The following tables set forth certain information with respect to plan-based awards made to the Named Executive Officers (identified in the “Summary Compensation Table” above) during Fiscal 2022.

The awards presented in the table immediately below represent non-qualified stock options granted under our Argan, Inc. 2011 Stock Plan that expired in July 2021.

		Number of Shares of		Grant Date
	Grant	Common Stock	Exercise	Fair Value of
Name	Date (1)	Underlying the Award	Price/Share	Stock Option Awards (2)

Rainer H. Bosselmann	4/16/2021	12,500	$54.60	$139,000
David H. Watson	4/16/2021	10,000	54.60	111,200

(1)	The grant date represents the date on which the Board of Directors awarded the stock options. The options to purchase shares of our Common Stock become exercisable in equal installments on the first three anniversaries of the award date.
(2)	Each amount represents the fair value of the corresponding stock options on the date of grant as computed for financial reporting purposes reflecting the assumptions discussed in Note 12 – Stock-Based Compensation of our consolidated financial statements included in our Annual Report on Form 10-K for the year ended January 31, 2022.

The restricted stock units presented in the three tables immediately below were awarded under our stock plans.

		Estimated Future Payouts			Grant Date
	Grant	Under PRSUs (2)			Fair Value of
Name	Date (1)	Threshold (3)	Target (4)	Maximum (5)	PRSUs (6)

Rainer H. Bosselmann	4/16/2021	—	12,500	25,000	$603,750
David H. Watson	4/16/2021	—	10,000	20,000	483,000
Charles E. Collins IV	4/16/2021	—	1,000	2,000	48,300
T. Colin Trebilcock	4/16/2021	—	1,000	2,000	48,300

(1)	The grant date represents the date on which the Board of Directors awarded the PRSUs.
(2)	These awards vest over a three-year performance measurement period based on our total shareholder return relative to those of the applicable peer group of twelve other companies.
(3)	If our stock price performance over the three-year measurement period is not among the top seven of thirteen performers, the executive does not earn any shares of our Common Stock.
(4)	The target number of shares of Common Stock is earned by the executive if our stock performance ranks sixth or seventh among the thirteen peer companies (including us).
(5)	The maximum number of shares of Common Stock, before adjustment for cash dividends, is earned by the executive if our stock performance ranks in the top four among the thirteen peer companies (including us).
(6)	Each amount represents the fair value of the corresponding restricted stock units on the date of award determined for financial reporting purposes based on the per share price of a share of our Common Stock on the award date and the target number of shares; the assignment of equal probabilities to the thirteen possible payout outcomes at the end of the three-year vesting period; and a computation of the weighted average of the possible outcome amounts.

		Estimated Future Payouts			Grant Date
	Grant	Under RRSUs (2)			Fair Value of
Name	Date (1)	Threshold (3)	Target (4)	Maximum (4)	RRSUs (5)

Charles E. Collins IV	4/16/2021	—	5,000	5,000	$136,500
T. Colin Trebilcock	4/16/2021	—	5,000	5,000	136,500

(1)	The grant date represents the date on which the Board of Directors awarded the RRSUs.
(2)	These awards vest over a three-year term based on the success of Gemma in increasing the amount of RUPO related to renewable energy projects during certain periods within the three-year term of each award, as defined.
(3)	If RUPO hurdle amounts are not achieved for separate periods of time defined in the awards, the executive does not earn any shares of our Common Stock.
(4)	The target and maximum number of shares of Common Stock, before adjustment for cash dividends, that may be earned by the executive based on the achievement of all the applicable RUPO hurdles. Note that RRSUs covering 1,000 shares of Common Stock were forfeited in April 2022 by each executive as the first renewable business development hurdle was not exceeded.
(5)	Each amount represents the fair value of the corresponding renewable restricted stock units on the date of award determined for financial reporting purposes based on 50% of the aggregate market value of the shares of common stock covered by the award on the date of the award.

		Estimated Future	Grant Date
	Grant	Payouts	Fair Value of
Name	Date (1)	Under TRSUs (2)	TRSUs (3)

Rainer H. Bosselmann	4/16/2021	12,500	$682,500
David H. Watson	4/16/2021	10,000	546,000
Charles E. Collins IV	4/16/2021	5,000	273,000
T. Colin Trebilcock	4/16/2021	5,000	273,000

(1)	The grant date represents the date on which the Board of Directors awarded the TRSUs.
(2)	These awards vest in equal installments on each of the first three anniversaries of the award date. Accordingly, at each vesting date, one-third of the award shares plus a number of shares to be determined based on the amount of cash dividends deemed paid on shares earned pursuant to the awards become issuable to each awardee.
(3)	The fair value of each award determined for financial reporting purposes equals the aggregate market price for the number of shares covered by each award on the date of award.

No other stock or stock option awards were made by us to any of the Named Executive Officers during Fiscal 2022.

Stock Options Exercised and Stock Vested

During Fiscal 2022, there were no stock options exercised by any of our Named Executive Officers. In April 2021, 22,484 and 17,987 shares of Common Stock were issued to Messrs. Bosselmann and Watson, respectively, that were earned pursuant to the PRSUs awarded in April 2018. The issued shares of Common Stock included the maximum numbers of shares available for issuance, plus additional shares for each officer related to cash dividends. In April 2022, 11,231 and 8,984 shares of Common Stock were issued to Messrs. Bosselmann and Watson, respectively, that were earned pursuant to the PRSUs awarded in April 2019. The issued shares of Common Stock included only a portion of the maximum numbers of shares available for issuance, plus additional shares for each officer related to cash dividends. In addition, in April 2022, 4,264, 3,411, 1,705 and 1,705 shares of Common Stock were issued to Messrs. Bosselmann, Watson, Collins and Trebilcock subsequent to the vesting of TRSUs on the first anniversary of their awards.

Outstanding Equity Awards Table

The table set forth immediately below presents certain information relating to the PRSUs held by the Named Executive Officers as of January 31, 2022.

	Outstanding PRSUs
	Number of	Market	Market
Name	Shares (1)	Price/Share (2)	Price (3)

Rainer H. Bosselmann	20,000	$37.15	$743,000
	25,000	37.15	928,750
	25,000	37.15	928,750

David H. Watson	16,000	$37.15	$594,400
	20,000	37.15	743,000
	20,000	37.15	743,000

Charles E. Collins IV	2,000	$37.15	$74,300

T. Colin Trebilcock	2,000	$37.15	$74,300

(1)	The number of shares presented in this table represents the maximum number of shares that could be earned over the corresponding three-year stock price performance measurement period before adjustment for cash dividends. PRSUs were awarded to Messrs. Bosselmann and Watson on April 12, 2019, April 16, 2020 and April 16, 2021, respectively, and they were awarded to Messrs. Collins and Trebilcock on April 16, 2021.
(2)	This price represents the closing per share price of our Common Stock on January 31, 2022 as reported by the NYSE.
(3)	Each amount represents the market value of the maximum number of shares of our Common Stock as of January 31, 2022 that could be earned under the corresponding restricted stock unit award, before adjustment for cash dividends.

The table set forth immediately below presents certain information relating to the RRSUs held by Messrs. Collins and Trebilcock as of January 31, 2022. None of the other Named Executive Officers had been awarded RRSUs as of that date.

	Outstanding RRSUs
	Number of	Market	Market
Name	Shares (1)	Price/Share (2)	Price (3)

Charles E. Collins IV	5,000	$37.15	$185,750

T. Colin Trebilcock	5,000	$37.15	$185,750

(1)	The number of shares presented in this table represents the maximum number of shares that could be earned over the corresponding three-year term before adjustment for cash dividends. The RRSUs were awarded to each Named Executive Officer on April 16, 2021.
(2)	This price represents the closing per share price of our Common Stock on January 31, 2022 as reported by the NYSE.
(3)	Each amount represents the market value of the maximum number of shares of our Common Stock as of January 31, 2022 that could be earned under the corresponding renewable restricted stock unit award, before adjustment for cash dividends.

The table set forth immediately below presents certain information relating to the TRSUs held by Named Executive Officers as of January 31, 2022.

	Outstanding TRSUs
	Number of	Market	Market
Name	Shares (1)	Price/Share (2)	Price (3)

Rainer H. Bosselmann	12,500	$37.15	$464,375

David H. Watson	10,000	$37.15	$371,500

Charles E. Collins IV	5,000	$37.15	$185,750

T. Colin Trebilcock	5,000	$37.15	$185,750

(1)	The number of shares presented in this table represents the total number of shares scheduled to vest, before adjustment for cash dividends, over a three year period. The TRSUs were awarded to each Named Executive Officer on April 16, 2021.
(2)	This price represents the closing per share price of our Common Stock on January 31, 2022 as reported by the NYSE.
(3)	Each amount represents the market value of the total number of shares of our Common Stock as of January 31, 2022 that are scheduled to vest over a three year period, before adjustment for cash dividends.

The table immediately below sets forth certain information concerning exercisable and unexercisable options to purchase shares of Common Stock that were held by our Named Executive Officers as of January 31, 2022.

	Number of Securities Underlying
	Unexercised Stock Options		Exercise	Expiration
Name	Exercisable	Unexercisable	Price/Share	Date

Rainer H. Bosselmann	25,000	—	$16.37	3/7/2023
	50,000	—	32.68	4/16/2025
	50,000	—	33.85	4/13/2026
	50,000	—	64.25	4/6/2027
	40,000	—	37.60	4/13/2028
	26,666	13,334	50.30	4/12/2029
	13,333	26,667	33.81	4/16/2030
	—	12,500	54.60	4/16/2031

David H. Watson	30,000	—	$41.68	6/23/2026
	40,000	—	64.25	4/6/2027
	32,000	—	37.60	4/13/2028
	21,334	10,666	50.30	4/12/2029
	10,667	21,333	33.81	4/16/2030
	—	10,000	54.60	4/16/2031

Charles E. Collins IV	5,000	—	$46.35	1/11/2028
	25,000	—	43.10	9/12/2028
	6,666	3,334	42.31	9/10/2029
	3,333	6,667	33.81	4/16/2030

T. Colin Trebilcock	5,000	—	$46.35	1/11/2028
	25,000	—	43.10	9/12/2028
	6,666	3,334	42.31	9/10/2029
	3,333	6,667	33.81	4/16/2030

None of the stock options presented in the table above have been repriced or otherwise materially modified. The 2020 Stock Plan does not permit repricing nor does it allow the cancellation of existing options in connection with the award of new options.

Non-Qualified Deferred Compensation Plan

The nonqualified deferred compensation plan for key employees of Gemma was approved by the Board on April 6, 2017 with the objective of keeping the management team of Gemma in place for the long term. The unfunded, cash-based plan, as amended, has six or seven-year vesting periods with a continuous employment requirement. Based on the performance of each key employee, a dollar amount may be set aside each year for each key employee in the deferred compensation plan. For awards made on or after January 31, 2021 and pursuant to an amendment to the plan, 50% of each annually awarded amount vests on the fourth anniversary of the date of award and 25% of the awarded amount will vest on the fifth and sixth anniversary dates, respectively. For awards made prior to January 1, 2021, 50% of each annually awarded amount vests on the fifth anniversary of the date of award and 25% of the awarded amount will vest on the sixth and seventh anniversary dates, respectively. Except in the events of disability or death, vesting is dependent on continuous employment with Gemma up to the applicable vesting date. Over 25 of Gemma’s key employees are participants in the plan.

The balances presented below for Mr. Collins and Mr. Trebilcock relate to their participation in the plan prior to their becoming Named Executive Officers. None of our other Named Executive Officers are participants in the plan.

	Executive	Registrant	Total	Withdrawals/	Balances at
Named Executive Officer	Contributions	Contributions	Compensation	Distributions	January 31, 2022 (1)

Charles E. Collins IV	$—	$—	$—	$—	$550,000
T. Colin Trebilcock	—	—	—	—	500,000

(1)	For each officer, the amounts represent the total amounts set aside for fiscal years prior to Fiscal 2020.

Pay Ratio Disclosure

Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and Item 402(a) of Regulation S-K promulgated by the SEC thereunder requires us to disclose the median of the total compensation of all employees, excluding the chief executive officer, and the ratio of the median of the annual total compensation of all employees to the annual total compensation of the chief executive officer.

The annual total compensation of the employee with the median amount of such compensation, among all of our employees who were employed as of December 31, 2021 (other than our CEO), was $85,649 for the period defined below. The annual total compensation for Rainer Bosselmann, our CEO, was $1,877,163 for Fiscal 2022 as presented in the “Summary Compensation Table” above. The ratio of the annual total compensation of our CEO to the annual total compensation of the employee with the median amount of such compensation was 22 to 1.

The SEC’s rules for identifying the median-compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratio.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on the data included in our payroll and employment records and the methodology described herein. In order to identify the employee with the median amount of annual total compensation and as our consistently applied compensation measure, we identified the actual amount of fixed cash compensation paid to each employee from January 1, 2021 through December 31, 2021. We defined fixed cash compensation as any regular payment(s) (such as base salary), overtime pay and annual fixed allowance(s) that were guaranteed to the employee irrespective of performance.

For each employee who was hired during the defined period and did not work for the entire twelve-month period (and was not designated as a temporary employee in our payroll records or was employed for 30 days or less), we estimated his/her twelve-month fixed cash compensation amount based on (i) the amount actually paid for the portion of the period that the individual was employed or (ii) the planned salary amount for each employee who was on a leave of absence. The employee population used to identify the employee with the median amount of annual total compensation was comprised of approximately 1,200 individuals.

Family Relationships

There are no family relationships among the Company’s directors, director nominees or executive officers.

Involvement in Certain Legal Proceedings

None of the Company’s directors, director nominees or executive officers has been involved in a legal proceeding, as defined in Item 401(f) of the SEC’s Regulation S-K, during the past ten years or as contemplated by Instruction 4 to Item 103 of Regulation S-K.

Certain Relationships and Related Transactions and Director Independence

Except as described below, since the beginning of Fiscal 2022, there have been no transactions or series of similar transactions to which the Company was a party or will be a party, in which:

●	the amounts involved exceeded or will exceed $120,000; and
●	any of the Company’s directors, director nominees, executive officers or holders of more than 5% of the Company’s capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Usually, the Audit Committee of the Company is responsible for the review, approval or ratification of material related party transactions, if any.

COMPLIANCE UNDER SECTION 16(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Exchange Act and related regulations require that the Company’s directors, certain officers, and any persons holding more than 10% of our Common Stock (“Reporting Persons”) to report their initial ownership of our Common Stock and any subsequent changes in that ownership to the SEC. Specific due dates have been established, and we are required to disclose in this Proxy Statement any failure to file by these dates during  the fiscal year ended January 31, 2021.

In making this disclosure, we have relied solely on our review of copies of Section 16(a) reports filed with the SEC and representations received by us from Reporting Persons, without any independent investigations. We believe that each of the Reporting Persons timely filed Forms 3, 4 and 5 with the SEC during the fiscal year ended January 31, 2022, except that Mr. Mitchell made one Form 4 filing in December 2021 that was three days late.

STOCKHOLDER NOMINATIONS AND PROPOSALS; DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS FOR THE 2022 ANNUAL STOCKHOLDERS MEETING

Proposals for a regularly scheduled annual meeting of stockholders must be received at our principal executive offices not less than 120 calendar days before the release date of the prior year’s annual meeting proxy statement. The deadline for submissions related to our 2023 Annual Meeting is January 10, 2023. A stockholder’s submission to the Corporate Secretary must set forth, as to each matter the stockholder proposes to bring before our 2023 Annual Meeting, the information required by Rule 14a-8(e) of the Exchange Act.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Interested parties may communicate with the Board of Directors, or with any member of our Board, about their concerns, questions or other matters by sending their communications to the Board of Directors, or to any member of our Board, at the following mailing address in an envelope clearly marked “Shareholder Communication”:

Board of Directors
c/o Corporate Secretary
Argan, Inc.
One Church Street, Suite 201
Rockville, Maryland 20850

Our Corporate Secretary will forward such correspondence unopened to the chairman of the Nominating/Corporate Governance Committee or, in the case of communications sent to an individual member of our Board, to such member. Alternatively, you may send an electronic message to the chairman of the Nominating/Corporate Governance Committee at the following e-mail address, governance@arganinc.com.

OTHER BUSINESS

We know of no other matters to be submitted to the Annual Meeting. If any other matters properly come before the Annual Meeting, it is our intention to vote all shares represented by proxy as the Board of Directors may recommend.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

Vote by Internet, Smartphone or Tablet - QUICK  EASY IMMEDIATE - 24 Hours a Day, 7 Days a Week or by Mail

Your Mobile or Internet vote authorizes the named proxies to vote your shares in the same manner

ARGAN, INC.

as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet must be received by 11:59 p.m., Eastern Time, on June 20, 2022.

INTERNET

www.cstproxyvote.com

Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

MOBILE VOTING On your Smartphone/Tablet, open the QR Reader and scan the below image. Once the voting site is displayed, enter your Control Number from the proxy card and vote your shares.

PROXY

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.



FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED 

UNLESS THE PROXY SPECIFIES THAT IT IS TO BE VOTED AS INDICATED OR IS AN ABSTENTION ON A LISTED MATTER, PROXIES WILL BE VOTED “FOR” THE ELECTION TO THE COMPANY’S BOARD OF

DIRECTORS OF EACH OF THE NINE NOMINEES AND “FOR” PROPOSALS 2 AND 3. Please mark your votes like this

ABSTAIN

FOR all Nominees listed to the left

WITHHOLD AUTHORITY

to vote (except as marked to the contrary for all nominees listed to the left)

ABSTAIN

(Instruction: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list above)

CONTROL NUMBER

Signature Signature, if held jointly Date , 2022

Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

X

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY.

(1)

Rainer H. Bosselmann

(2)

Cynthia A. Flanders

(3)

Peter W. Getsinger

(4)

William F. Griffin, Jr.

(5)

John R. Jeffrey, Jr.

(6)

Mano S. Koilpillai

(7)

William F. Leimkuhler

(8)

W.G. Champion Mitchell

(9)

James W. Quinn

2.

The non-binding advisory approval of our executive compensation (the “say- on-pay” vote).

FOR

AGAINST

3.

The ratification of the appointment of Grant Thornton LLP as our independent registered public accountants for the fiscal year ending January 31, 2023.

FOR

AGAINST

4.

The transaction of any other business that may properly come before the 2022 Annual Meeting of Stockholders or any adjournment or postponement of the meeting.

1.

The election of nine directors to our Board of Directors, each to serve until our 2023 Annual Meeting of Stockholders and until his/her successor has been elected and qualified or until his/her earlier resignation, death or removal.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on June 21, 2022.

The Proxy Statement and the 2022 Annual Report to Stockholders are available at http://www.cstproxy.com/arganinc/2022

PROXY



FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED 

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ARGAN, INC.

One Church Street, Suite 201

Rockville, Maryland 20850

June 21, 2022

The accompanying proxy is solicited on behalf of the Board of Directors of Argan, Inc., a Delaware corporation (referred to herein as “Argan” or the “Company”), for use at the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on June 21, 2022 at 11:00 a.m., local time, at One Church Street, Room #104, Rockville, Maryland 20850. The Proxy Statement and this accompanying proxy card are being mailed starting on or about May 11, 2022 to Stockholders of record on April 27, 2022. Our Annual Report on Form 10-K for the fiscal year ended January 31, 2022 is enclosed with the Proxy Statement.

At the Annual Meeting, Stockholders will be asked to consider and to vote on three proposals: (1) the election of nine directors to serve until the 2023 Annual Meeting of Stockholders, (2) the non-binding advisory approval of our executive compensation, and (3) the ratification of the appointment of the Company’s independent registered public accountants.

IF A PROXY IS PROPERLY EXECUTED AND RETURNED TO THE COMPANY VIA EITHER THE INTERNET OR MAIL IN TIME FOR THE ANNUAL MEETING AND IS NOT REVOKED PRIOR TO THE TIME IT IS EXERCISED, THE SHARES REPRESENTED BY THE PROXY WILL BE VOTED IN ACCORDANCE WITH THE DIRECTIONS SPECIFIED THEREIN FOR THE MATTERS LISTED ON THE PROXY CARD. UNLESS THE PROXY SPECIFIES THAT IT IS TO BE VOTED AS INDICATED OR IS AN ABSTENTION ON A LISTED MATTER, PROXIES WILL BE VOTED “FOR” THE ELECTION TO THE COMPANY’S BOARD OF DIRECTORS OF EACH OF THE NINE NOMINEES, “FOR” PROPOSALS 2 AND 3, AS SET FORTH ON THE REVERSE SIDE, AND OTHERWISE IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTER THAT MAY COME BEFORE THE ANNUAL MEETING.

(Continued, and to be marked, dated and signed, on the other side)